UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT
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Essex Property Trust, Inc.
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1100 Park Place, Suite 200
San Mateo, California 94403
April 2, 2020
Dear Stockholder:
You are cordially invited to attend the 2020 annual meeting of stockholders (the “Annual Meeting”) of Essex Property Trust, Inc., a Maryland corporation (the “Company”), to be held at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301 on May 12, 2020, at 1:00 p.m., Pacific Time.
The attached notice of annual meeting and proxy statement describe the matters expected to be acted upon at the Annual Meeting. We urge you to review these materials carefully.
This year we are again furnishing proxy materials to our stockholders over the Internet. On or about April 2, 2020, we are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our notice of annual meeting, proxy statement, and 2019 Annual Report to Stockholders and how to vote. Some stockholders may, if they have so previously requested, receive these materials via email or paper copies by mail. If you only received a Notice of Internet Availability of Proxy Materials by mail, the notice of annual meeting also contains instructions on how you can receive a paper copy of the proxy materials and 2019 Annual Report.
Please use this opportunity to take part in the Company’s affairs by voting on the business to be presented at the Annual Meeting. Whether or not you plan to attend the meeting in person, please authorize your proxy via the Internet prior to 11:59 p.m. Eastern Time, on May 11, 2020, or if you are receiving a paper copy of the proxy statement, by telephone or by completing, signing, dating and returning a proxy card. Authorizing your proxy over the Internet, by telephone or by mailing a proxy card will ensure that your shares are represented at the Annual Meeting. Please review the instructions contained in the Notice of Internet Availability of Proxy Materials regarding each of these options. If you attend the Annual Meeting, you may vote in person, even if you have previously mailed your proxy card.
Your vote is important to us and we appreciate your continued support of the Company.
Sincerely,

Michael J. Schall
Chief Executive Officer and President

Notice of Annual Meeting of Stockholders
To Be Held May 12, 2020
The 2020 annual meeting of stockholders (the “Annual Meeting”) of Essex Property Trust, Inc., a Maryland corporation (the “Company”), will be held at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301 on May 12, 2020 at 1:00 p.m. Pacific Time*, for the following purposes:
1.
To consider and vote upon the election of the following nominees to serve as directors until the 2021 annual meeting and until their respective successors are duly elected and qualified: Keith R. Guericke, Maria R. Hawthorne, Amal M. Johnson, Mary Kasaris, Irving F. Lyons, III, George M. Marcus, Thomas E. Robinson, Michael J. Schall, and Byron A. Scordelis.

2.	To consider and vote upon the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2020.
3.	To consider and vote upon an advisory vote to approve the Company’s named executive officer compensation.
4.	To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
The Board of Directors has fixed the close of business on February 27, 2020, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting or any postponement or adjournment thereof.
Your vote is important. Whether or not you expect to attend the Annual Meeting in person, we urge you to submit your proxy and vote as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. You may authorize a proxy to vote your shares via the Internet until 11:59 p.m. Eastern Time, on May 11, 2020, or, if you have received and/or requested a paper copy of our proxy materials, by telephone or by mail, by completing, signing, dating and returning the proxy card in the envelope provided. If you attend the Annual Meeting in person, you may continue to have your shares voted as instructed on your proxy or you may withdraw your proxy at our Annual Meeting and vote your shares in person. Your proxy is revocable in accordance with the procedures set forth in the proxy statement.
By Order of the Board of Directors and on behalf of the Secretary of the Company,

Michael J. Schall
Chief Executive Officer and President
San Mateo, California
April 2, 2020
*
We are actively monitoring the emerging public health impact and travel concerns relating to the coronavirus (COVID-19) and the protocols that federal, state and local governments may impose. If public health developments warrant, we may need to change the time, date and/or location of the Annual Meeting or switch to a “virtual meeting” format. Any such change will be announced via press release, posted on our website at www.essex.com under the heading “Investors” and filed as additional proxy materials with the Securities and Exchange Commission. As always, we encourage you to vote your shares prior to the Annual Meeting.

TABLE OF CONTENTS – PROXY STATEMENT
Essex Property Trust, Inc.	2020 Proxy Statement	i

Essex Property Trust, Inc.	2020 Proxy Statement	ii

EXECUTIVE SUMMARY
This summary highlights certain information about Essex Property Trust, Inc., a Maryland corporation (the “Company”), and its 2020 annual meeting of stockholders (the “Annual Meeting”) and summarizes information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and you should read the entire proxy statement before voting. For more complete information regarding the Company and its 2019 performance, you should review the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 20, 2020.
2020 Annual Meeting Information*
Date and Time:	Tuesday, May 12, 2020, at 1:00 p.m., Pacific Time
Place:	Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301
Record Date:	February 27, 2020
*We are actively monitoring the emerging public health impact and travel concerns relating to the coronavirus (COVID-19) and the protocols that federal, state and local governments may impose. If public health developments warrant, we may need to change the time, date and/or location of the Annual Meeting or switch to a “virtual meeting” format. Any such change will be announced via press release, posted on our website at www.essex.com under the heading “Investors” and filed as additional proxy materials with the Securities and Exchange Commission. As always, we encourage you to vote your shares prior to the Annual Meeting.
At the Annual Meeting, we are asking our stockholders to consider and vote on the following matters:
Proposal No. 1: Election of Directors
The Company’s Board of Directors (the “Board”) recommends a vote FOR the election of the following nominees to serve as directors until the 2021 annual meeting and until their respective successors are duly elected and qualified: Keith R. Guericke, Maria R. Hawthorne, Amal M. Johnson, Mary Kasaris, Irving F. Lyons, III, George M. Marcus, Thomas E. Robinson, Michael J. Schall, and Byron A. Scordelis.
Proposal No. 2: Ratification of Appointment of Independent Registered Public Accounting Firm
The Board recommends a vote FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.
Proposal No. 3: Advisory Vote on the Company’s Named Executive Officer Compensation
The Board recommends a vote FOR the approval, on an advisory basis, of the Company’s named executive officer compensation.
2019 Business Highlights
•	Achieved Core Funds from Operations (“FFO”) per diluted share growth of 6.4%, exceeding the high-end of our initial guidance range.
•	Achieved same-property Net Operating Income (“NOI”) growth of 3.9%, achieving the high-end of our initial guidance.
•	Raised the dividend by 4.8% in 2019, our 25th consecutive year of dividend increases, for which we were recognized as an S&P Dividend Aristocrat.
•
Acquired or increased our ownership in eight communities for a total contract price of $856.4 million, improving the quality of the portfolio and exceeding the high-end of the full-year guidance range.

•	Disposed of one community for total contract price of $311.0 million.
•
Committed $141.7 million in five new preferred equity investments, exceeding the high-end of the full-year guidance range, generating attractive risk adjusted returns relative to ground-up development.

Essex Property Trust, Inc.	2020 Proxy Statement	1

•	Generated a total return to stockholders of 25.9% in 2019.
•
Participated in the Global Real Estate Sustainability Benchmark (“GRESB”) survey for the fourth consecutive year in 2019, earning our fourth “Green Star” for our sustainability performance, the highest designation.

•
Published the Company’s inaugural Corporate Social Responsibility Report which details the Company’s sustainability strategies (“CSR Report”). The CSR Report highlights the Company’s significant investments and achievements in Environmental, Social, and Governance matters (“ESG”) and sets ambitious goals for the future.

Long-Term Performance Charts
•	Highest total return of all public U.S. REITs in existence since our IPO in 1994.
•	Generated 17.1% compounded total return to stockholders over the past ten years.
Total Shareholder Return Since IPO
Years Ending December 31

Sources: S&P Global Market Intelligence, NAREIT
June 1994 to December 2019
Represents the value of a $100 investment and the reinvestment of all dividends.
Essex Property Trust, Inc.	2020 Proxy Statement	2

Dividend and FFO Per Share
•	Since our IPO, we have generated compound annual dividend/share and FFO/share growth of 6.4% and 8.4%, respectively.
•	Paid $100.29 per share in dividends since our IPO in 1994 - over five times our IPO price.
Dividend and FFO Per Share

Same-Property NOI and Core FFO Growth
•	Our same-property NOI and Core FFO growth have exceeded the peer average by 18% and 71%, respectively, over the past decade.
10 Year Cumulative Growth Relative to Peer Group

160%
140%
120%
100%
80%
60%
40%
20%
0%
71%
53%
146%
75%
Same Property NOI Growth
Core FFO/share Growth
ESS
Peers Average(1)

Sources: Company Disclosures
(1)	Peer average for same-property NOI and Core FFO growth includes four multifamily REITs (Equity Residential, AvalonBay Communities, Inc., UDR, Inc., Apartment Investment and Management Company).
Essex Property Trust, Inc.	2020 Proxy Statement	3

CORPORATE GOVERNANCE HIGHLIGHTS
Best Practices
The Company believes in establishing and maintaining high standards of corporate governance, and it looks to improve and implement additional corporate governance measures designed to best serve the interests of stockholders and further align the interests of the Board and management with those of our stockholders. A summary of certain of our most important corporate governance policies and practices is detailed below:
Annual Election of All Directors
Majority Voting for Directors
7 of 9 Directors are Independent
Proxy Access Provision in Bylaws
Stockholder Ability to Amend Bylaws
Separate Chairman and Chief Executive Officer
Presiding Independent Director
Regular Executive Sessions of Independent Directors
96.6% Three-Year Average Stockholder Approval of Named Executive Officer Compensation
Annual Performance Evaluations of CEO, Board and Committees
Effective Board Risk Oversight
Regular Succession Planning
Anti-Pledging and Anti-Hedging Policies
Compensation Clawback Policy
Internal Disclosure Committee for Financial Reporting
Director and Executive Officer Stock Ownership Guidelines
No Stockholder Rights Plan (or “Poison Pill”)
No Employment Agreements
No Tax Gross-Ups
Executive Compensation Driven by Pay for Performance
Published Annual Corporate Social Responsibility Report
Maintain Political Contributions Policy
Essex Property Trust, Inc.	2020 Proxy Statement	4

Corporate Governance Policies
Code of Business Conduct and Ethics - Our Board adopted a Code of Business Conduct and Ethics (the “Code of Ethics”), which governs business decisions made and actions taken by our directors, officers and employees. All employees receive training on the Code of Ethics.
Corporate Governance Guidelines - Our Board adopted Corporate Governance Guidelines to monitor policy and decision making at the Board and management level and to provide the Company’s stockholders and other interested parties with insight into the Company’s corporate governance practices.
Policy on Political Contributions - Our Board adopted a policy on Political Contributions, which governs Company and key employees’ contributions to political action committees, officeholders and candidates.
Policy on Hedging and Pledging Essex Equity Securities - Our Board adopted a policy governing the hedging and pledging of Essex equity securities by our officers and directors, prohibiting the hedging of Essex equity securities and generally prohibiting the pledging of Essex equity securities. The Company and all officers and directors are in compliance with this policy.
Stock Ownership Guidelines - Our Board adopted Stock Ownership Guidelines to align the interests of the Board and key executives with the interests of stockholders.
Copies of these documents are available on our website at http://www.essex.com under the heading “Investors” and subheading “Corporate Governance” and copies will be provided to any stockholder upon written request to Ms. Anne Morrison, Secretary, Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403. The Company will post all amendments to, and with respect to the Code of Ethics, waivers from any provision of, these documents on its website.
Essex Property Trust, Inc.	2020 Proxy Statement	5

Corporate Social Responsibility and Sustainability

The Company is committed to environmental, social and governance ("ESG") matters and has undertaken many corporate social responsibility ("CSR") initiatives for many years and plans to continue expanding our CSR initiatives going forward. We published our inaugural CSR Report this year in order to summarize for our stockholders our significant past accomplishments with respect to ESG matters and to communicate our ESG initiatives planned for the future. We believe these initiatives will benefit our stakeholders for many years to come by making our communities sustainable places where our residents want to live and making our Company a positive and attractive place to work.

In 2019, in addition to publishing our CSR Report, we formed a corporate social responsibility committee ("CSR Committee") composed of key members from different departments and chaired by our CEO in order to send a clear message about our Company's dedication to achieving ESG goals. The CSR Committee meets monthly and is responsible for setting strategy, long-term CSR/ESG targets, and monitoring environmental and social performance across the Company. Additionally, our management team regularly reports to the Board on CSR matters. A few highlights of our social and sustainability efforts are below. More information can be found in the 2019 CSR Report available on our website at www.essex.com.

2019 Highlights

GRESB®

In the 2019 Global Real Estate Sustainability Benchmark (GRESB) assessment, the Company earned a fourth consecutive "Green Star" recognition, their highest designation, for leadership in environmental sustainability.

The Company established the CSR Committee.

The Company targets Leadership in Energy and Environmental Design ("LEED") or similar certification for its active development projects. Our newest development, 500 Folsom, has targeted LEED Silver certification and is the latest example of the Company's commitment to creating sustainable buildings for the benefit of our future residents and the environment. 500 Folsom uses solar thermal technology to passively preheat water for the entire property. This system also serves to decrease the costs associated with hot water for the property's boiler system, thereby generating both environmental and economic benefits. The property was built with over 10% local materials and over 80% recycled materials used in the unit flooring. Additionally, 500 Folsom has low-flow water fixtures, energy efficient appliances, LED lights and a graywater recycling system to offset water usage with recycled water used in toilets and landscape irrigation. The destination software-controlled elevators will save time and energy by bundling floor stops during peak usage times.

The Company increased the amount of solar renewable energy generated by its communities by over 100% in 2019.

The Company raised the minimum wage for all employees to $15.00 per hour.

The Company established the Diversity and Inclusion Committee to review and monitor activities and practices that promote diversity, equal opportunity, and fair treatment for the Company's employees.

The Company hired a full-time Manager of Sustainability and ESG.

Received "W" award from 2020 Women on Boards for being a "winning" company with 20% or more women on the Board.

Company Highlights

Environmental

The location of housing and type of housing are two of the most significant determinants of energy consumption with respect to housing's environmental impact. The Company is dedicated to multi-family housing developments and is focused on owning and developing communities in proximity to major employment and public transit centers. Multi-family housing is one of the most environmentally sustainable housing options and housing near transit centers further helps to reduce energy consumption by offering effective public transit options to access work locations.

In addition to owning and developing multi-family communities in or near transit centers, the Company operates our communities with a goal to create sustainable returns for our stockholders by reducing our environmental footprint and creating spaces that encourage our residents to reduce their environmental footprint. Below are a few of our ongoing environmental initiatives that encourage sustainability and make our communities more attractive places to live.

- 84 communities have ***Solar Energy*** systems
- 59 communities have ***EV Charging Stations***
- 91% of our communities have ***LED Lighting*** upgrades
- 84 communities have ***Water-Saving Irrigation*** or landscaping systems
- 139 communities have ***Waste-Reduction*** programs
- 31 developed communities have received or are targeting ***Green Building Certifications*** (LEED, GreenPoint Rated, or BUILT GREEN)

Social

The Company is committed to our residents' and employees' well-being and to creating a positive environment in the communities where our residents live and our employees work. The Company encourages its employees to participate in local communities through fundraising and volunteer work. The Company is able to attract and retain a diverse, healthy and motivated workforce through various initiatives including workforce training that supports long-term professional development, prioritizing work-life balance, and promoting diversity and inclusion on our teams and in our hiring practices.

- Over 55% of the Company's corporate employees are female
- Over 55% of the Company's corporate management positions are held by females
- Approximately 40% of the Company's corporate management positions are held by minorities
- 83% of employees participated in our 2019 employee engagement study
- 36,296 training hours were provided to employees by Human Resources in 2019
- Worked with third-party auditors to maintain robust data security procedures to protect consumer data and reviewed consumer data protection procedures with external vendors.
- Essex Volunteer Policy permits paid time off for volunteer work.

Essex Property Trust, Inc.	2020 Proxy Statement	6

PROXY STATEMENT
2020 Annual Meeting of Stockholders
Tuesday, May 12, 2020
ESSEX PROPERTY TRUST, INC.
1100 Park Place, Suite 200
San Mateo, California 94403
INFORMATION CONCERNING SOLICITATION AND VOTING
This proxy statement is furnished to the holders of the outstanding shares of common stock, par value $.0001 per share (the “Common Stock”), of Essex Property Trust, Inc., a Maryland corporation (the “Company” or “Essex”), in connection with the solicitation by the Company’s Board of Directors (the “Board”) of proxies in the accompanying form for exercise at the 2020 annual meeting of stockholders of the Company (the “Annual Meeting”) to be held on May 12, 2020 at 1:00 p.m., Pacific Time, at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California 94301, and any postponement or adjournment thereof.
This proxy statement and the accompanying notice of annual meeting, proxy card and 2019 Annual Report to Stockholders are first being made available to stockholders on or about April 2, 2020.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 12, 2020.
The proxy statement, notice of annual meeting, proxy card, and 2019 Annual Report to Stockholders are available electronically at http://materials.proxyvote.com/297178. Directions to the meeting location can be found at http://www.essex.com under “Investors; Stockholder Services & Information-Annual Stockholders’ Meeting.”
Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet, instead of mailing paper copies to each stockholder. Accordingly, on or about April 2, 2020, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials (“Notice”), while brokers and other nominees who hold shares on behalf of beneficial owners will be sending their own similar notice, containing instructions on how to access our proxy materials and 2019 Annual Report to Stockholders and how to vote. The Notice is not itself a proxy and cannot itself be used to vote your shares. If you received only a Notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the Notice or on the website referred to in the Notice. Some stockholders may, if they have so requested previously, receive these materials via email or receive paper copies by mail.
Who Can Vote
You are entitled to vote if you were a holder of record of Common Stock as of the close of business on February 27, 2020 (the “Record Date”). Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.
Voting Procedures
Stockholders of record as of the Record Date are entitled to one vote for each share of Common Stock held on all matters to be voted upon at the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the meeting, you must obtain a “legal proxy” issued in your name from such broker, bank or other nominee, which may take several days to obtain. If you choose not to attend the Annual Meeting, you may still authorize your proxy via the Internet or by telephone until 11:59 p.m. Eastern Time, on May 11, 2020, or by completing, signing, dating and returning a proxy card.
The presence at the Annual Meeting, either in person or by proxy, of stockholders holding a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum for purposes of the Annual Meeting. Each share of Common Stock outstanding on the Record Date is entitled to one vote on each proposal. As of the Record Date, there were 66,181,373 shares of Common Stock outstanding.
Essex Property Trust, Inc.	2020 Proxy Statement	7

If your shares are held in the name of a broker, you should receive a voting instruction form from your broker. Your broker will vote your shares in the manner you timely indicate pursuant to the voting instruction form. If you do not timely indicate your voting instructions to your broker, the broker will not be permitted to vote your shares at the Annual Meeting on Proposal No. 1 (election of directors) or Proposal No. 3 (advisory vote to approve the Company’s named executive officer compensation) because such proposals are not routine matters under the New York Stock Exchange (“NYSE”) rules. However, your broker may in its discretion vote your shares on Proposal No. 2 (ratification of KPMG LLP) if you do not timely indicate voting instructions on that proposal because the proposal is a routine matter under the NYSE rules.
Counting of Votes
Shares of Common Stock represented by proxies that reflect abstentions or “broker non-votes” (i.e., a vote that is not cast on a non-routine manner by a broker that is present (in person or by proxy) at the Annual Meeting because the shares entitled to cast the vote are held in street name, the broker lacks discretionary authority to vote the shares and the broker has not received voting instructions from the beneficial owner) will be counted as shares that are present for purposes of determining the presence of a quorum.
With respect to Proposal No. 1 (election of directors), our Sixth Amended and Restated Bylaws, as amended (the “Bylaws”), include a majority voting standard for the election of directors in uncontested elections, which are generally defined as elections in which the number of nominees does not exceed the number of directors to be elected at the meeting. In the election of directors, you may either vote “FOR” or “WITHHOLD” as to each nominee. Cumulative voting is not permitted. Under the majority voting standard, in uncontested elections of directors such as this election, each director must be elected by the affirmative vote of a majority of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote, assuming a quorum is present at the Annual Meeting. A majority of the votes cast means that the number of votes cast “FOR” a candidate for director exceeds the number of votes “WITHHELD” as to that candidate for director. Brokers do not have discretionary authority to vote for directors. Abstentions and broker non-votes, if any, will not count as a vote cast “FOR” or “WITHHELD” as to a nominee’s election and thus will have no effect in determining whether a director nominee has received a majority of the votes cast.
In accordance with our Bylaws, in this election, an incumbent candidate for director who does not receive the required votes for re-election is expected to offer his or her resignation to the Board. The Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) will then make a determination as to whether to accept or reject the tendered resignation and will submit such recommendation for consideration by the Board. Generally within 90 days after certification of the election results of the stockholder vote, we will publicly disclose the decision regarding any tendered resignation in a filing of a Current Report on Form 8-K with the SEC or by other public announcement. If a director’s offer to resign is not accepted by the Board, such director will continue to serve until his or her successor is duly elected, or his or her earlier death, resignation, retirement or removal.
Approval of each of Proposals No. 2 (ratification of KPMG LLP) and No. 3 (advisory vote to approve the Company’s named executive officer compensation) requires the affirmative vote of a majority of all the votes cast on the matter at the Annual Meeting, assuming a quorum is present at the Annual Meeting. For purposes of the votes on Proposals No. 2 and No. 3, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on such proposals.
Stockholder votes will be tabulated by the persons appointed by the Board to act as inspectors of election for the Annual Meeting. The shares of Common Stock represented by properly executed proxy cards will be voted at the Annual Meeting as indicated or, if no instruction is given on a properly executed proxy card, in accordance with the recommendation of the Board, as set forth below.
Board Recommendations
The Board recommends that stockholders vote:
•	FOR the election of the Board’s nominees named herein;
•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020; and
•	FOR the approval, on an advisory basis, of the Company’s named executive officer compensation.
Essex Property Trust, Inc.	2020 Proxy Statement	8

The Company does not presently know of any other business that may come before the Annual Meeting.
No person is authorized to make any representation with respect to the matters described in this proxy statement other than those contained herein and, if given or made, such information or representation must not be relied upon as having been authorized by us or any other person.
Revocability of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by delivering to the Company, to the attention of Ms. Anne Morrison, Secretary, Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403, a written notice of revocation or a properly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not by itself revoke a proxy.
Solicitation of Proxies
The Company will bear all costs of soliciting proxies for the Annual Meeting. These costs include the expense of preparing and furnishing proxy materials for the Annual Meeting and reimbursements paid to brokerage firms and others for their expenses incurred in forwarding solicitation material regarding the Annual Meeting to stockholders. The Company may conduct solicitation of proxies personally, telephonically or by facsimile through its officers, directors and regular employees, none of whom will receive additional compensation for assisting with the solicitation.
Email Access to Proxy Materials
Stockholders who previously elected to receive the proxy statement and the 2019 Annual Report to Stockholders over the Internet will be receiving an email on or about April 2, 2020, with information on how to access stockholder information and instructions for authorizing a proxy over the Internet. The Company encourages its stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the environmental impact of its annual meetings and reduce the cost to the Company associated with the printing and mailing of materials.
Stockholders of record wishing to receive future stockholder materials via email may elect this option by following the instructions provided when voting over the Internet at http://www.proxyvote.com. Upon electing to view future proxy statements and annual reports over the Internet, stockholders will receive an email notification next year with instructions containing the Internet address of those materials. The choice to view future proxy statements and annual reports over the Internet will remain in effect until the stockholder contacts their broker or the Company to rescind such instructions. Internet access does not have to be elected each year. Stockholders who elected to receive the proxy statement electronically over the Internet and who would now like to receive a paper copy of the proxy statement so that they may submit a paper proxy in lieu of an electronic proxy, should contact either their broker or the Company.
Householding of Annual Meeting Materials
Some brokers and other nominee record holders may be participating in the practice of “householding” Notices of Internet Availability of Proxy Materials or proxy statements and annual reports, as applicable. This means that only one copy of the Notice of Internet Availability of Proxy Materials or proxy statement and annual report may have been sent to multiple stockholders in a stockholder’s household. The Company will promptly deliver a separate copy of each applicable document to any stockholder who contacts the Company’s investor relations department by written request to the Company at Attn: Investor Relations, 1100 Park Place, Suite 200, San Mateo, California 94403 or by telephone at (650) 655-7800 requesting such copies. If a stockholder is receiving multiple copies at the stockholder’s household and would like to receive a single copy for a stockholder’s household in the future, stockholders should contact their broker, other nominee record holder, or the Company’s investor relations department to request mailing of a single copy of the applicable document.
Essex Property Trust, Inc.	2020 Proxy Statement	9

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of shares of Common Stock as of the Record Date for (i) each person known by the Company to hold more than 5% of the outstanding shares of Common Stock, (ii) each director, each director nominee, and each of the executive officers named in the Summary Compensation Table below and employed by the Company on the Record Date, and (iii) all directors and executive officers as a group. As of the Record Date, there were 66,181,373 shares of Common Stock outstanding.
Beneficial ownership in the following table is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of the Record Date are deemed outstanding and shares underlying Series Z-1 incentive units and long term incentive plan units (“LTIP Units”), which are currently non-forfeitable or are non-forfeitable within 60 days of the Record Date, are also deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person. To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table below has sole voting and investment power with respect to the shares set forth opposite such person’s name. Unless otherwise stated, the address of all directors and executive officers is c/o Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403.
Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Common Stock Outstanding(2)
Incumbent Directors and Executive Officers
George M. Marcus(3)	1,929,468	2.85%
Keith R. Guericke(4)	97,052	*
Michael J. Schall(5)	198,552	*
John F. Burkart(6)	46,834	*
Angela L. Kleiman(7)	33,211	*
Adam W. Berry(8)	29,996	*
Craig K. Zimmerman(9)	114,453	*
Irving F. Lyons, III(10)	21,937	*
Thomas E. Robinson(11)	23,948	*
Byron A. Scordelis(12)	5,008	*
Janice L. Sears(13)	14,284	*
Amal M. Johnson(14)	8,133	*
Mary Kasaris(15)	4,630	*
Maria R. Hawthorne	—	*
All incumbent directors and executive officers as a group (12 persons)(16)	2,413,053	3.5%
5% or greater stockholders
The Vanguard Group, Inc.(17) 100 Vanguard Blvd. Malvern, PA 19355	10,995,288	16.6%
BlackRock, Inc.(18) 55 East 52nd Street New York, NY 10055	7,047,933	10.6%
State Street Corporation(19) One Lincoln Street Boston, MA 02111	5,055,679	7.6%
Cohen & Steers, Inc.(20) 280 Park Avenue, 10th Floor New York, NY 10017	4,507,075	6.8%
*	Less than 1%.
Essex Property Trust, Inc.	2020 Proxy Statement	10

(1)
Mr. Marcus, certain officers and directors of the Company and certain other entities and investors own limited partnership interests in Essex Portfolio, L.P., a California limited partnership (the “operating partnership” or “EPLP”), which as of February 27, 2020 aggregated to approximately a 3% limited partnership interest. As of February 27, 2020, the Company had an approximately 97% general partnership interest in the operating partnership. The limited partners of the operating partnership share with the Company, as general partner, in the net income or loss and any distributions of the operating partnership. Pursuant to the partnership agreement of the operating partnership, limited partnership interests can be exchanged into shares of Common Stock.

(2)
With respect to shares of Common Stock, assumes the exchange of the limited partnership interests (including non-forfeitable Series Z-1 incentive units and LTIP Units) in the operating partnership and in other entities (such as DownREITs) held by such person, if any, into shares of Common Stock. The total number of shares outstanding used in calculating this percentage assumes that none of the limited partnership interests or vested options held by other persons are exchanged or converted into shares of Common Stock and is based on 66,181,373 shares of Common Stock outstanding as of the Record Date. If all outstanding director and officer limited partnership interests (including non-forfeitable Series Z-1 incentive units and LTIP Units) in the operating partnership, and vested options, were exchanged for shares of Common Stock that would result in an additional 2,093,947 outstanding shares of Common Stock.

(3)
Includes 301,597 shares and 15,941 shares of Common Stock that may be issued upon the exchange of all the limited partnership interests in the operating partnership held by the Marcus & Millichap Company (“MMC”) and Essex Portfolio Management Company (“EPMC”) as well as 66,575 shares of Common Stock that may be issued upon the exchange of all DownREIT interests held by MMC Investments, LLC (“MMCI”) and 234,306 shares of Common Stock that may be issued upon the exchange of all DownREIT interests held by SAC Redwood City Venture, LLC (“SACRCV”). Also includes 137,000 shares of Common Stock held by MMC, 32,319 shares of Common Stock held in the Marcus & Millichap Company 401(k) Plan (the “MMC 401(k) Plan”), 18,000 shares held by the MMC Foundation, and 4,000 shares of Common Stock held by Mr. Marcus’ children. Mr. Marcus is a principal stockholder of each of MMC, EPMC, and MMCI and may be deemed to own beneficially, and to share the voting and dispositive power of 773,419 shares of Common Stock (including shares issuable upon exchange of limited partnership or DownREIT interests). Mr. Marcus disclaims beneficial ownership of (i) all shares and limited partnership or DownREIT interests held by MMC, the MMC Foundation and MMCI, and (ii) 6,376 shares of Common Stock that may be issued upon conversion of limited partnership interests held by EPMC. In connection with a loan facility led by Comerica Bank, MMC has pledged to Comerica 125,574 shares of Common Stock.

(4)
Includes 66,519 shares of Common Stock that may be issued upon the exchange of all of Mr. Guericke’s limited partnership interests in the operating partnership. Includes 5,000 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. The aforementioned options are exercisable pursuant to a domestic relations order. In connection with a loan obtained from Morgan Stanley, Mr. Guericke has pledged to Morgan Stanley 13,513 shares of Common Stock.

(5)
Includes 92,579 shares of Common Stock that may be issued upon the exchange of all of Mr. Schall’s limited partnership interests in the operating partnership. Also includes 3,560 shares of Common Stock held in the Essex Property Trust, Inc. 401(k) Plan (the “Essex 401(k) Plan”), 32,688 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, and 28,063 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units and LTIP Units. The aforementioned shares and limited partnership interests in the operating partnership, except for the shares held for his benefit in the Essex 401(k) plan and shares directly held by Mr. Schall’s spouse, are held in a revocable trust in which Mr. Schall and Ann Schall act as co-trustees. Mr. Schall disclaims beneficial ownership of 46,290 shares that may be issued upon the exchange of limited partnership interests in the operating partnership; 14,032 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units and LTIP Units; and 24,168 shares of Common Stock.

(6)
Includes 19,912 shares of Common Stock that may be issued upon the exchange of all of Mr. Burkart’s limited partnership interests in the operating partnership. Also includes 5,903 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 18,762 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units and LTIP Units.

(7)
Includes 16,392 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date and 11,091 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units and LTIP Units.

(8)
Includes 5,000 shares of Common Stock that may be issued upon the exchange of all of Mr. Berry’s limited partnership interests in the operating partnership. Also includes 11,322 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, and 11,091 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units and LTIP Units.

(9)
Includes 58,277 shares of Common Stock that may be issued upon the exchange of all of Mr. Zimmerman’s limited partnership interests in the operating partnership and certain other entities. Also includes 2,780 shares of Common Stock held in the Essex 401(k) Plan, 32,206 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date, and 12,626 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units and LTIP Units.

(10)	Includes 14,065 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.
(11)
Includes 19,403 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Also includes 4,545 shares of Common Stock held in family trusts as to which Mr. Robinson has the power to dispose and vote the shares.

(12)
Includes 2,083 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Also includes 2,500 shares of Common Stock held in family trusts as to which Mr. Scordelis has the power to dispose and vote the shares.

(13)	Includes 13,201 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.
(14)	Includes 6,633 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date.
(15)
Includes 4,180 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. All such shares are held in a family trust as to which Ms. Kasaris has the power to dispose and vote the shares.

(16)
Includes 1,762,583 shares of Common Stock that may be issued upon the exchange of all of the executive officers’ and directors’ limited partnership interests in the operating partnership and certain other partnerships and 159,248 shares of Common Stock subject to options that are exercisable within 60 days of the Record Date. Also, includes 70,207 shares that may be issued in exchange for non-forfeitable Series Z-1 incentive units and LTIP Units.

(17)
As reported on a Schedule 13G/A filed February 11, 2020, The Vanguard Group, Inc. stated that it has sole voting power over 166,404 shares, shared voting power over 89,108 shares, sole dispositive power over 10,815,091 shares and shared dispositive power over 180,197 shares.

Essex Property Trust, Inc.	2020 Proxy Statement	11

(18)	As reported on a Schedule 13G/A filed February 04, 2020, BlackRock, Inc. stated that it has sole voting power over 6,394,425 shares and sole dispositive power over 7,047,933 shares.
(19)	As reported on a Schedule 13G filed February 13, 2020, State Street Corporation stated that it has shared voting power over 4,343,872 shares and shared dispositive power over 5,046,587 shares.
(20)	As reported on a Schedule 13G/A filed February 14, 2020, Cohen & Steers, Inc. stated that it has sole voting power over 2,644,085 shares and sole dispositive power over 4,507,075 shares.
Essex Property Trust, Inc.	2020 Proxy Statement	12

PROPOSAL NO. 1:
ELECTION OF DIRECTORS
At the Annual Meeting, the following individuals are each nominated for election as directors to serve until the annual meeting of stockholders in 2021 and until their successors are duly elected and qualified: Keith R. Guericke, Maria R. Hawthorne, Amal M. Johnson, Mary Kasaris, Irving F. Lyons, III, George M. Marcus, Thomas E. Robinson, Michael J. Schall, and Byron A. Scordelis. Each of the nominees is currently a director of the Company.(1) Each of the nominees has consented, if elected as a director of the Company, to serve until his or her term expires. In March 2020, the Company added a new independent director, Ms. Hawthorne, to the Board. The Board determined that following the Annual Meeting, the size of the Board will be reduced from ten to nine directors.
The Board believes that each such nominee will stand for election and will serve if elected as a director. However, in the event that any nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the discretionary authority provided in the proxy will be exercised by the proxy holders to vote for a substitute or substitutes nominated by the Board, or the Board, on the recommendation of the Nominating Committee, may reduce the size of the Board and the number of nominees.
Certain information about the director nominees is furnished below, highlighting each director nominee’s specific experience, qualifications, attributes and skills that led the Board to the conclusion that each should serve as a director.

Director	Experience & Education:
Keith R. Guericke
• Vice Chairman of the Essex Board
• President and Chief Executive Officer of Essex from 1988 through
 2010
• Effective January 1, 2011, retired as an executive officer but remains a director of Essex, and continues to serve as a part-time employee
• Joined Essex’s predecessor in 1977 to focus on investment strategies  and portfolio expansion
• Prepared Essex for its IPO in 1994
• Began career with Kenneth Leventhal & Company, a CPA firm noted
 for its real estate expertise
• Bachelor of Science degree in Accounting from Southern Oregon
 College

Memberships:

• Member, Board of Directors of Century Communities, Inc. (NYSE: CCS)
• Former Member, National Association of Real Estate Investment Trusts (“NAREIT”)
• Former Member, Board of Directors of American Residential Properties, Inc.

Qualifications and Expertise Highlights:
• Over 40 years with the Company and former CEO of Essex
• Extensive knowledge of the real estate industry
• Strong relationships with Essex’s executives and with executives and senior management at real estate companies throughout the United States

(1)	Ms. Janice L. Sears will not be standing for re-election at the Annual Meeting.
Essex Property Trust, Inc.	2020 Proxy Statement	13

Director	Experience & Education:
Maria R. Hawthorne
• President and Chief Executive Officer of PS Business Parks, Inc.
 (NYSE: PSB) since August 2015 and July 2016, respectively
• Previously held various positions of escalating responsibility at PS
 Business Parks since joining in 1994, including Acting Chief Financial
 Officer from September 2017 to September 2018, and Chief
 Administrative Officer from July 2013 to August 2015
• General Manager, Leasing Director and Property Manager at
 American Office Park Properties from 1988 to 1994
• Received Bachelor of Arts degree from Pomona College

Memberships:
• Member, Board of Directors of PS Business Parks
• Member, Executive Board of Governors of NAREIT

Qualifications and Expertise Highlights:
• Extensive experience in management with publicly traded real estate companies

Director	Experience & Education:
Amal M. Johnson
• Joined Essex’s Board in February 2018
• Executive Chairperson of Author-it Software Corporation from March
 2012 to October 2016
• Chairperson of MarketTools, Inc. from August 2008 to January 2012 and Chief Executive Officer from March 2005 to August 2008
• Venture Partner at ComVentures L.P. from April 2004 to March 2005
• General Partner at Lightspeed Venture Partners from March 1999 to
 March 2004
• Held various management positions at Baan Supply Chain Solutions and its affiliates, including:
  — President of Baan Supply Chain Solutions from January 1998 to      December 1998
  — President of Baan Affiliates from January 1997 to December 1997
  — President of Baan Americas from October 1994 to December 1996
• President of ASK Manufacturing Systems from August 1993 to July
 1994

• Held executive positions at IBM from 1977 to June 1993
• Received Bachelor of Science degree in Mathematics from Montclair State University and studied computer science at Stevens Institute of Technology Graduate School of Engineering

Memberships:
• Member, Board of Directors of Intuitive Surgical Inc. (NASDAQ: ISRG)
• Member, Board of Directors of CalAmp Corp. (NASDAQ: CAMP)
• Member, Board of Directors of Mellanox Technologies, Ltd. (NASDAQ:
 MLNX)

Qualifications and Expertise Highlights: • Extensive knowledge of technology, management, and operations in both public and private companies

Essex Property Trust, Inc.	2020 Proxy Statement	14

Director	Experience & Education:
Mary Kasaris
• Joined Essex’s Board in September 2018
• Regional Managing Director at First Republic Bank for the San
 Francisco Bay Area’s Peninsula/Silicon Valley Region since 1996, and currently serves on First Republic Bank’s Executive Loan Committee
• Held various positions at Bank of America, including Head of Private
 Banking in the Peninsula/Silicon Valley Region
• Holds a Master of Business Administration from Golden Gate
 University and a Bachelor of Science degree from the University of
 California, Berkeley

Memberships & Honors:
• Former Member, Board of Directors of The Elios Charitable
 Foundation
• Honored as one of the 100 Most Influential Women in 2016 by the
 San Francisco Business Times

Qualifications and Expertise Highlights: • Significant experience in real estate, lending and finance matters

Director	Experience & Education:
Irving F. Lyons, III
• Vice Chairman of Prologis, Inc. (NYSE: PLD) from 2001 through May  2006
• Chief Investment Officer of Prologis, Inc. from March 1997 to
 December 2004
• Former Managing Partner, Kings & Lyons, a San Francisco Bay Area
 industrial real estate development and management company
• Holds a Master in Business Administration from Stanford University and a Bachelor of Science in industrial engineering and operations research from the University of California at Berkeley

Memberships:
• Member, Board of Directors of Equinix, Inc. (NASDAQ: EQIX)
• Lead Director, Board of Directors of Prologis, Inc.
• Former Member and Chairman, Board of Directors of BRE
 Properties, Inc. (acquired by Essex in 2014)

Qualifications and Expertise Highlights: • Management and investment experience with publicly traded real estate companies • Extensive involvement in Bay Area real estate development and management

Essex Property Trust, Inc.	2020 Proxy Statement	15

Director	Experience & Education:
George M. Marcus
• Founder and Chairman of Essex and Essex’s predecessor
• Founded Greater Bay Bancorp with other original founders (acquired by Wells Fargo & Company in 2007)
• Founder of Marcus & Millichap Company
• Received Bachelor of Science degree in Economics from San
 Francisco State University
• Graduate of the Harvard Business School of Owners / Presidents
 Management Program and the Georgetown University Leadership
 Program

Memberships & Honors:
• Chairman, Board of Directors of Marcus & Millichap Company
• Co-Chairman, Board of Directors of Marcus & Millichap, Inc. (NYSE:
 MMI)
• Member, Real Estate Roundtable of the University of California,
 Berkeley, Fisher Center for Real Estate & Urban Economics at the
 University of California, Berkeley and the Urban Land Institute
• Honored as Alumnus of Millennium by San Francisco State University
 in 1999, and received honorary doctorate degrees from San
 Francisco State University and American College of Greece

Qualifications and Expertise Highlights:
• Extensive knowledge of Essex as its Founder
• Brings outstanding leadership and vision to Essex
• Extensive knowledge of and network within the real estate industry

Director	Experience & Education:
Thomas E. Robinson
• Senior Advisor at Stifel, Nicolaus & Company, Inc. and prior affiliate
 Legg Mason
• Former Managing Director, Legg Mason
• President and Chief Financial Officer of Storage USA, Inc. from 1994 to 1997
• Received Bachelor’s degree from Washington and Lee University
• Received Juris Doctorate degree from Suffolk University Law School
• Received Master of Law degree in Taxation from Georgetown
 University Law School

Memberships:
• Member, Board of Directors of Tanger Factory Outlet Centers, Inc.
 (NYSE: SKT)
• Former Member, Board of Directors of BRE Properties, Inc. (acquired by Essex in 2014)
• Former Trustee, Centerpoint Properties Trust
• Former Member, Board of Directors of First Potomac Realty Trust
• Former Member, Board of Governors of NAREIT

Qualifications and Expertise Highlights: • Extensive experience in real estate investment banking and accounting matters

Essex Property Trust, Inc.	2020 Proxy Statement	16

Director	Experience & Education:
Michael J. Schall
• Chief Executive Officer and President of Essex since January 1, 2011
• Senior Executive Vice President and Chief Operating Officer of Essex
 from 2005 to 2010
• Chief Financial Officer of Essex from 1993 to 2005
• Joined The Marcus & Millichap Company in 1986
• Served as Chief Financial Officer of Essex’s predecessor
• Director of Finance for Churchill International, a technology-oriented venture capital company, from 1982 to 1986
• Employed in the audit department of Ernst & Young (then known as
 Ernst & Whinney), specializing in the real estate and financial service industries, from 1979 to 1982
• Received Bachelor of Science degree from University of San
 Francisco

Memberships:
• First Vice Chair and Member, Executive Board of Governors of
 NAREIT
• Certified Public Accountant (inactive)
• Member, American Institute of Certified Public Accountants
• Member, Board of Trustees of Pebblebrook Hotel Trust, Inc. (NYSE:
 PEB)
• Member, National Multi Housing Council

Qualifications and Expertise Highlights:
• Mr. Schall is the Chief Executive Officer and President of Essex
• Extensive knowledge of financial and operating matters of Essex
• Strong relationships with Essex’s executives and with executives and senior management at real estate companies throughout the United
 States

Essex Property Trust, Inc.	2020 Proxy Statement	17

Director	Experience & Education:
Byron A. Scordelis
• President and Chief Executive Officer of Greater Bay Bancorp and
 wholly-owned subsidiary, Greater Bay Bank N.A., from January 2004 until the sale of the bank in October 2007
• Chief Operating Officer and President of Greater Bay Banking Group
 from 2001 to 2004
• Executive Vice President at Wells Fargo Bank from 1998 to 2001
• Served as President and Chief Executive Officer of EurekaBank from
 1988 to 1998
• Served in various positions with Bank of America from 1974 to 1988, including Senior Vice President and head of Bank of America’s San
 Francisco Bay Area region
• Received Bachelor’s degree from University of California at Berkeley in Economics and Natural Resource Studies
• Received Master of Business Administration degree from Stanford
 University in 1974

Memberships:
• Member, Advisory Board of Markkula Center for Applied Ethics
• Member, Advisory Board of the Palo Alto Medical Foundation
• Emeritus Member, Board of Regents at Santa Clara University
• Member, Board of Fellows, Audit Committee and Fund-Raising
 Committee of Santa Clara University
• Graduate member of the Phi Beta Kappa Society at University of
 California at Berkeley
• Former Member, Board of Directors of Greater Bay Bancorp
• Former Member and Chairman, Board of EHC Lifebuilders, a non-
 profit organization

Qualifications and Expertise Highlights: • Years of experience as a chief executive officer and board member of publicly-traded financial services companies

The Board unanimously recommends that the stockholders vote
“FOR” the election of all nominees named above.
Essex Property Trust, Inc.	2020 Proxy Statement	18

DIRECTORS
The following table sets forth information as of March 31, 2020 with respect to the incumbent directors.
					Committee Memberships
Name	Age	Primary Occupation	Independent	Director Since	Audit	Compensation	Nominating and Corporate Governance
Keith R. Guericke	71	Vice Chairman of the Board		1994
Maria R. Hawthorne	60	President and Chief Executive Officer of PS Business Parks, Inc.	X	2020
Amal M. Johnson	67	Board Director	X	2018	X	X
Mary Kasaris	64	Regional Managing Director, First Republic Bank	X	2018	X
Irving F. Lyons, III	70	Lead Independent Director	X	2014		Chair	X
George M. Marcus	78	Chairman of the Board	X	1994
Thomas E. Robinson	72	Senior Advisor to Stifel, Nicolaus & Company	X	2014	X
Byron A. Scordelis	70	Private Investor	X	2011		X	Chair
Janice L. Sears(1)	59	Board Director	X	2011	Chair		X
Michael J. Schall	62	Chief Executive Officer and President		1994
The charts presented below represent certain demographic information regarding the proposed composition of the Board following the Annual Meeting, assuming the election of the nine director nominees.

(1)	Ms. Sears is not standing for re-election at the Annual Meeting.
Essex Property Trust, Inc.	2020 Proxy Statement	19

BOARD AND CORPORATE GOVERNANCE MATTERS
Meetings of the Board of Directors
During 2019, the Board held four meetings. Each director attended (whether in person, telephonically or by written consent) at least 75% of the total number of the meetings of the Board and meetings of each committee of the Board on which he or she served. In 2019, the Board had three key standing committees: the Audit Committee, the Compensation Committee, and the Nominating Committee. From time to time, the Board also utilizes an Executive Committee.
Annual Meeting of Stockholders
The Company encourages, but does not require, its Board members to attend the annual meeting of stockholders. All of the Company’s incumbent directors who were members of the Board at the time of the 2019 annual meeting of stockholders attended the 2019 annual meeting of stockholders.
Committees of the Board of Directors
The Audit Committee recommends the appointment of an independent registered public accounting firm to audit the financial statements of the Company for the fiscal year for which they are appointed, reviews audit reports and takes such action as may be deemed appropriate with respect to such audit reports. The Audit Committee also monitors the effectiveness of the audit effort, the Company’s financial and accounting organization and its system of internal controls over financial reporting, and it reviews any complaints received by the Company regarding accounting, internal accounting controls or auditing matters. Additionally, the Audit Committee oversees risk management with a goal of monitoring financial risk exposures.
The Audit Committee operates under a written charter, which can be viewed at the Company’s website at http://www.essex.com. The Board has determined that all Audit Committee members have no financial or personal ties to the Company (other than the director compensation and equity ownership as described in this proxy statement) and meet the NYSE standard for independence. In addition, the Board has determined that all members of the Audit Committee are financially literate. The Board has limited the number of audit committees of public companies on which a current member of the Company’s Audit Committee can simultaneously serve to three committees. The Audit Committee met six times during 2019.
The Board has determined that Janice L. Sears, Thomas E. Robinson and Mary Kasaris are “audit committee financial experts” as defined by the SEC’s Regulation S-K Item 407(d).
The Compensation Committee establishes and reviews annually the Company’s general compensation policies applicable to the Company’s executive officers, reviews and approves the level of compensation of the CEO and other executive officers of the Company, reviews and advises the Board concerning the performance of the CEO and other employees whose compensation is within the review jurisdiction of the Compensation Committee, reviews and advises the Board concerning regional and industry-wide compensation practices and trends, and recommends benefit plans from time to time. The Compensation Committee also administers the Company’s 2018 Stock Award and Incentive Compensation Plan (the “Incentive Award Plan”).
All members of the Compensation Committee are independent directors within the meaning of the rules of the NYSE. The Compensation Committee operates under a written charter which can be viewed at http://www.essex.com. The Compensation Committee met three times during 2019.
The Board has delegated authority to the CEO to grant stock options and restricted stock under the Incentive Award Plan to Company employees (other than executive officers) in accordance with guidelines as to the number of options and/or restricted stock to be granted to particular categories of employees. The CEO is to report all grants of stock options and restricted stock made pursuant to this delegation to the Compensation Committee.
Essex Property Trust, Inc.	2020 Proxy Statement	20

The Compensation Committee retained Mercer LLC (“Mercer”) in its capacity as an independent compensation consultant to assist the Compensation Committee with its responsibilities related to the Company’s executive compensation programs in 2019. Additional information concerning Mercer and its services is set forth under “Executive Compensation – Compensation Discussion and Analysis.”
The Nominating and Corporate Governance Committee assists the Board in selecting nominees for election to the Board and monitors the composition of the Board. The Board has determined that all members of the Nominating Committee meet the independence requirements of the rules and regulations of the NYSE. The Nominating Committee met two times during 2019.
The Nominating Committee will consider and make recommendations to the Board regarding any stockholder recommendations for candidates to serve on the Board. While there is no formal process for consideration of stockholder recommendations, the Nominating Committee believes that the informal process allows for sufficient consideration of any proposed nominees. The Nominating Committee periodically reviews whether a more formal policy should be adopted. Stockholders wishing to recommend candidates for consideration by the Nominating Committee may do so by following the procedures set forth below under the heading “Deadline for Receipt of Stockholder Proposals.” The Nominating Committee evaluates nominees for directors using the criteria described below, and it will use the same criteria when evaluating a nominee recommended by a stockholder.
The Nominating Committee operates under a written charter setting forth the functions and responsibilities of the committee, which can be viewed at the Company’s website at http://www.essex.com.
In reviewing potential candidates for the Board, the Nominating Committee considers the individual’s real estate experience, along with experience in business, finance, administration and/or corporate governance, including as a current or former officer, board member or senior executive of a publicly held company, the needs of the Company for an additional or replacement director, the personality of the candidate, the candidate’s interest in the business of the Company, the diversity (including with respect to gender, age, race, culture and skillset) that the candidate would bring to the Board, as well as numerous other subjective criteria. Of greatest importance is the individual’s integrity, willingness to get involved and ability to bring to the Company experience and knowledge in areas that are most beneficial to the Company. The Board intends to continue to evaluate candidates for election to the Board on the basis of the foregoing criteria.
The Nominating Committee further reviews current trends and practices in corporate governance, including regular updates from management on ESG initiatives, and recommends to the Board the adoption of programs pertinent to the Company.
The Executive Committee has such authority as is delegated by the Board, including, but not limited to, the authority within certain parameters to execute certain contracts and agreements with unaffiliated parties, including, with respect to the acquisition, development and disposal of certain of the Company’s investments. The current members of the Executive Committee are George M. Marcus (Chair), Keith R. Guericke, Irving F. Lyons, III and Michael J. Schall.
Presiding Independent Director; Board Leadership Structure and Role in Risk Management
The Board has designated, in accordance with NYSE corporate governance listing standards, Irving F. Lyons, III as the presiding independent director. The Company’s non-management directors meet at regularly scheduled executive sessions, without management, at which Mr. Lyons presides.
The Company has maintained a leadership structure of different individuals serving as Chairman and Chief Executive Officer since its initial public offering in 1994 in recognition of the differences between the two roles. The Chairman is Mr. Marcus, who is a founder of the Company and has a significant ownership interest. Mr. Marcus has extensive knowledge of the Company and the real estate industry, and the Company believes that because of his background and experience, he is able to effectively lead the Board in providing oversight and direction to the Company’s management. Mr. Marcus is involved in many other business and philanthropic activities. Mr. Schall’s responsibility as the Chief Executive Officer is to oversee the day-to-day execution of the Company’s business strategy. This separation of the roles of Chairman and Chief Executive
Essex Property Trust, Inc.	2020 Proxy Statement	21

Officer allows for greater oversight of the Company by the Board. The Board has determined that the Company’s Board leadership structure is the most appropriate at this time, given the specific characteristics and circumstances of the Company, and the unique skills and experience of each of Mr. Marcus and Mr. Schall.
With respect to the Board’s role in the risk oversight of the Company, the Board has promulgated internal Company policies that set forth which transactions may require the prior approval of the Board or a committee of the Board and which transactions may proceed with management authorization and without any such prior Board approval. These Board policies cover transactions in the following areas: financings, property acquisition, property development, property redevelopment, property dispositions, other investments and general corporate activities. Generally, these policies set forth a specified dollar threshold and if a transaction exceeds that threshold, the prior approval of the Board or a committee of the Board is required. By requiring the prior approval of larger transactions, which generally may involve more risk to the Company simply due to the transaction size, the Board seeks to provide risk oversight of the Company. The Board has promulgated a corporate investment policy that establishes guidelines with respect to investment of the Company’s funds; such guidelines cover the required qualifications of outside investment managers and the types and concentration limits of investment securities that are authorized for investment. The Compensation Committee has determined that the pay policies and practices of the Company are not reasonably likely to have a material adverse effect on the Company. Also, related party transactions are generally reviewed by the Audit Committee. See “Certain Relationships and Related Person Transactions – Policies and Procedures with Respect to Related Person Transactions.”
In March 2020, the Company added a new independent director, Maria R. Hawthorne, to the Board. Upon the recommendation of the Nominating Committee, the Board nominated the following incumbent directors for election at the Annual Meeting: Mr. Guericke, Ms. Hawthorne, Ms. Johnson, Ms. Kasaris, Mr. Lyons, Mr. Marcus, Mr. Robinson, Mr. Schall, and Mr. Scordelis.(1) The Board determined that following the Annual Meeting, the size of the Board will be reduced from ten to nine directors.
Director Independence
Under independence standards established by the Board, which reflect the NYSE director independence standards as currently in effect, a director does not qualify as independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. The Board considers such facts and circumstances as it deems relevant to the determination of director independence.
The Board has determined that the following directors have no material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), and each is independent within the meaning of independence as set forth in the rules of the NYSE: Maria R. Hawthorne, Amal M. Johnson, Mary Kasaris, Irving F. Lyons, III, George M. Marcus, Thomas E. Robinson, Byron A. Scordelis and Janice L. Sears.
In determining the independence of Mr. Marcus, the Board considered the matters that refer to Mr. Marcus set forth under “Certain Relationships and Related Person Transactions” below. The Board also considered the directors’ ownership of Essex equity securities and determined, in accordance with principles of the NYSE listing standards, that such ownership is not inconsistent with a determination of independence.
Director Tenure and Board Refreshment
Led by our Nominating Committee, our Board seeks to maintain a board that, taken as a whole, has the objectivity, diversity and mix of skills, reputation and experience to provide comprehensive and effective oversight of the Company’s strategic, operational and compliance risks, as well as the knowledge, ability and independence to deliver the high standard of governance expected by our stockholders. The Nominating Committee believes that ongoing board refreshment is important to maintain an appropriate mix of skills and provide fresh perspectives while leveraging the institutional knowledge and historical perspective of the
(1)	Ms.Sears will not be standing for re-election to the Board at the Annual Meeting.
Essex Property Trust, Inc.	2020 Proxy Statement	22

Board’s longer-tenured members. In August 2017, the Nominating Committee initiated a plan focused on board refreshment, with a specific focus on expanding the diversity of the Board based on gender, experience and expertise. Since then, the Company has accomplished the following:
•	Reduced long-tenured Board members, with the average tenure reduced since August 2017 by four years.
•
Increased diversity in gender, experience and expertise with the addition of three female board members, Mary Kasaris and Amal Johnson in 2018, and Maria Hawthorne in 2020, and expanded expertise in the technology sector.

The search for the new Board member added in 2020 was conducted in keeping with the Nominating Committee plan set forth in the prior year. Key highlights of the process were as follows:
•	The Chairman of the Nominating Committee had previously developed a list of desired qualifications and qualities with input from management and the Board.
•	Search process established by Nominating Committee and implemented by management under the direction of Nominating Committee Chairman.
•	Several independent third-party firms were involved in sourcing potential candidates.
•	Candidate interviews were conducted by the Nominating Committee and majority of Board members.
•	Formal background and reference checks were conducted.
The Board is also mindful that director tenure can be relevant to the Board’s performance. In this regard, the Board consists of longer-serving directors with significant experience and institutional knowledge who bring critical skills to the boardroom. Such longer-serving directors have a deep understanding of the Company’s business and strategy, provide historical context in Board deliberations, and enhance Board dynamics and the Board’s relationship with management.
In particular, the Board believes that Messrs. Marcus, Guericke and Schall, who have held various positions of senior leadership in the Company since its initial public offering in 1994, are a significant strength of the Board. Under their combined leadership, the Company has generated one of the highest total stockholder returns in the REIT industry over that period. Accordingly, while director tenure is taken into consideration when making nomination decisions, the Board believes that imposing limits on director tenure would unnecessarily deprive it of the valuable contributions of its most experienced members.
Director Evaluations
The Board conducts an annual review consisting of a self-evaluation process, which, in 2019 included both written questionnaires and interviews, to determine whether the Board and its committees are functioning effectively. Comments are provided from all directors with a complete assessment of the Board’s performance, focusing on identifying areas in which the Board or senior management believes a better contribution may be made. The purpose of the review is to increase the effectiveness of the Board, and the results are reviewed with the full Board and its committees.
Stockholder Nominees-Proxy Access
The Company’s stockholders possess the right to nominate candidates to the Board through proxy access provisions of the Bylaws. The Company’s amended and restated Bylaws permit a stockholder, or a group of up to 20 stockholders, owning at least 3% of the outstanding shares of Common Stock continuously for at least the prior three years, to nominate for election to the Board, and include in the Company’s proxy materials for its annual meeting of stockholders, director nominees constituting up to the greater of two individuals or 20% of the Board (rounding down to the closest whole number), all subject to additional eligibility, procedural and disclosure requirements set forth in the Bylaws. The foregoing is a summary of Section 2.13 of the Bylaws and is qualified in its entirety by the text of that section. For additional information, see “Deadline for Receipt of Stockholder Proposals – Proxy Access Nominations.”
Essex Property Trust, Inc.	2020 Proxy Statement	23

Stockholder Ability to Amend Bylaws
The Bylaws also permit the stockholders of the Company to amend the Bylaws by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock, pursuant to a binding proposal submitted by any stockholder or group of up to five stockholders holding at least one percent of the outstanding shares of Common Stock for at least one year, all subject to certain notice, procedural and disclosure requirements and other limitations set forth in the Bylaws. Before this amendment was adopted, the Bylaws provided that the Board had the exclusive right to amend the Bylaws, as permitted by Maryland law.
Stockholder Engagement
The Company has proactive ongoing dialogue with its stockholders with respect to important corporate governance matters. We consider our relationship with our stockholders to be an important part of the Company’s success and we value the perspectives of our investors. During 2019, our management reached out to stockholders who collectively held over 65% of the Company’s outstanding shares of Common Stock for the purpose of discussing the Company’s practices and policies with respect to governance, compensation practices and CSR matters. These discussions addressed governance matters including, among others, board composition and refreshment, and the ability of stockholders to amend the bylaws, and ESG issues, such as sustainability initiatives and workforce well-being and diversity. The feedback from stockholders was conveyed to and discussed with the Nominating Committee and the full Board. The goal of these discussions was to ensure that management and the Board understood and considered the issues that matter most to our stockholders and to enable the Company to address them effectively. In addition to conversations with our stockholders, the Company receives correspondence throughout the year from stockholders and stockholder advocacy groups and, if appropriate, responds and/or shares such correspondence with the Nominating Committee and the full Board where requested or otherwise appropriate. The Company plans to take a similar approach in 2020 by maintaining a dialogue with its stockholders with respect to such matters.
Communication with Directors
The Company endeavors to ensure that the views of stockholders and other interested parties are heard by the Board or individual directors, as applicable. Our corporate governance guidelines (which may be accessed at http://www.essex.com) provide that the identity of the presiding independent director will be set forth in the annual meeting proxy statement, together with a method for interested parties to communicate directly with the presiding independent director or with the non-management directors as a group. Stockholders or any other interested parties wishing to formally communicate with the Board, non-management directors, or any individual directors may send communications directly to the presiding independent director of the Board: Irving F. Lyons, III, Presiding Independent Director, c/o Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403.
Compensation Committee Interlocks and Insider Participation
During the year ended December 31, 2019, Messrs. Lyons and Scordelis and Ms. Johnson served as members of our Compensation Committee. None of the members of our Compensation Committee is currently, or has been, an officer or employee of the Company. There were no insider participations or compensation committee interlocks among the members of our Compensation Committee during fiscal year 2019. Certain transactions and relationships between the Company and certain of its officers and directors are set forth below in the section titled “Certain Relationships and Related Person Transactions.”
Relationships Among Directors or Executive Officers
There are no family relationships among any of the directors or executive officers of the Company.
Director Stock Ownership Guidelines
The Company encourages its independent directors to own shares of the Company’s stock. In furtherance of this policy, the Company adopted guidelines setting a goal for each independent director to own a number of shares of the Company’s stock equal in value to five times such director’s annual cash
Essex Property Trust, Inc.	2020 Proxy Statement	24

retainer, in each case, as in effect as of, and based on the Company’s stock price as of, January 1, 2010, or such later date that a director joined the Board. Directors are expected to achieve this goal within four years of January 1, 2010 or, with respect to new directors, within four years of joining the Board. The Board or the Nominating Committee may waive this requirement or modify this guideline under certain circumstances. As of December 31, 2019, all independent directors were in compliance with the stock ownership guidelines.
Executive Officer Ownership Guidelines
The Company encourages its executive officers to own shares of the Company’s stock. In furtherance of this policy, the Company adopted guidelines setting a goal for executive officers to own a number of shares of the Company’s stock equal in value to, with respect to the Chief Executive Officer, five times such individual’s annual base salary, and, with respect to the Company’s other executive officers, four times such individual’s annual base salary, in each case, as in effect as of, and based on the Company’s stock price as of, February 10, 2011, or such later date that an individual becomes an executive officer. Executive officers are expected to achieve this goal within five years of March 1, 2011 or, with respect to new executive officers, within five years of becoming an executive officer. The Board or the Nominating Committee may waive this requirement or modify this guideline under certain circumstances. As of December 31, 2019, all executive officers were in compliance with the stock ownership guidelines or had additional time within which to come into compliance with such guidelines.
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DIRECTOR COMPENSATION
Under the Company’s director compensation program as in effect during 2019 prior to our 2020 Annual Meeting, each non-employee director of Essex was entitled to receive the following compensation under the Company’s director compensation program:
•
An annual equity grant with a grant value equal to $120,000 for directors (other than the Chairman) and $230,000 for the Chairman of the Board, determined using either the Black-Scholes or Monte Carlo pricing methodology. Directors are permitted to elect whether to receive equity grants in the form of options or a stock award, or a combination of these types of awards, and are required to make this election at the time of the Company’s annual meeting, at which time such grant of options and/or stock awards are made. Such annual grants of options and/or stock awards are fully vested on the grant date, but the shares subject to such awards are subject to a one-year transfer restriction.

•	An annual cash retainer, paid quarterly, in the amount of $70,000 per year.
•	A committee membership fee of $6,000 per year for members of the Audit Committee and $3,000 per year for members of the Nominating Committee and Compensation Committee.
•
A committee chairman fee for the Chairman of the Nominating Committee and the Chairman of the Compensation Committee of $15,000 per year, and a committee chairman fee for the Chairman of the Audit Committee of $26,000 per year.

In June 2019, based on the information and analysis prepared by Mercer in 2019, the Compensation Committee concluded that the overall director compensation levels were well below the median compensation for the peer group, and the Board approved the following changes to the Company’s director compensation program for 2020.
Effective as of and following the 2020 Annual Meeting:
•	An increase in the annual equity grant from $120,000 to $150,000 per year for directors (other than the Chairman) and increase from $230,000 to $275,000 per year for the Chairman of the Board.
•	An increase in the annual cash retainer from $70,000 to $80,000 per year.
•
An increase in the committee membership fee from $6,000 per year to $10,000 per year for members of the Audit Committee and from $3,000 per year to $7,500 per year for members of the Nominating Committee and Compensation Committee.

•
An increase in the committee chairman fee for the Chairman of the Compensation Committee from $15,000 to $19,500 per year, an increase in the committee chairman fee for the Chairman of the Audit Committee from $26,000 to $30,000 per year, and new fee for the Lead Director of $20,000 per year.

Essex Property Trust, Inc.	2020 Proxy Statement	26

Director Compensation Table. The table below summarizes the compensation the Company paid to directors for the year ended December 31, 2019. Mr. Schall, who served in 2019 as the Company’s Chief Executive Officer, is not included in the table below because he did not receive any additional compensation for services provided as a director in 2019. Mr. Guericke, who served as a part-time employee in 2019, received a salary, bonus and perquisites shown below under “All Other Compensation,” but he did not receive any additional compensation for services provided as a director.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Keith R. Guericke	—	—	—	477,052(2)	477,052(2)
Amal M. Johnson	85,300	—	120,000	—	205,300
Mary Kasaris	81,550	—	120,000	—	201,550
Irving F. Lyons, III	86,450	—	120,000	—	206,450
George M. Marcus	72,450	—	230,000	—	302,450
Thomas E. Robinson	82,550	—	120,000	—	202,550
Byron A. Scordelis	85,950	120,000	—	—	205,950
Janice L. Sears	104,300	—	120,000	—	224,300
(1)
The assumptions used to calculate the value of the stock awards and/or option awards are set forth in Note 14 of the Notes to Consolidated Financial Statements in our Form 10-K for the year ended December 31, 2019, filed with the SEC on February 20, 2020 (the “2019 Form 10-K”). As of December 31, 2019, each director had the following number of stock options (vested and unvested) then outstanding: Keith R. Guericke: 5,000 options; Amal M. Johnson: 6,633 options; Mary Kasaris: 4,180; Irving F. Lyons: 19,403 options; George M. Marcus: 28,378 options; Thomas E. Robinson: 19,403 options; Byron A. Scordelis: 2,083 options; Janice L. Sears: 13,201 options, respectively.

(2)	This amount represents salary and bonus for Mr. Guericke’s role as a part time employee and includes insurance premiums of $6,717 paid by, or on behalf of, the Company.
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RISK ASSESSMENT IN COMPENSATION POLICIES AND PRACTICES
The Compensation Committee, with the assistance of Company management, regularly considers the Company’s compensation policies and practices to assess whether they encourage unnecessary or excessive risk taking. In 2019, the Compensation Committee considered, among other factors, the following risk-mitigating features of the Company’s compensation programs: (i) a balanced mix of short- and long-term compensation (including equity-based compensation); (ii) performance goals and objectives that avoid excessive weight on a single performance measure; (iii) minimum stock ownership guidelines, which ensure that executive officers have a meaningful direct ownership stake in the Company and align executive officers with long-term stockholder interests; and (iv) restrictions on engaging in hedging transactions in the Company’s securities.
Based on this assessment, the Company believes that its compensation policies and practices do not present risks that are reasonably likely to have a material adverse effect on the Company.
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EXECUTIVE OFFICERS
As of the Record Date, the executive officers of the Company were as follows:
Name	Age	Position
Michael J. Schall	62	Chief Executive Officer and President
John F. Burkart	56	Chief Operating Officer and Senior Executive Vice President
Angela L. Kleiman	49	Chief Financial Officer and Executive Vice President
Adam W. Berry	46	Chief Investment Officer and Senior Vice President
Biographical information concerning the executive officers of the Company is set forth below, other than Mr. Schall, whose biographical information appears above under “Proposal No. 1: Election of Directors.”

Chief Operating Officer and Senior Executive Vice President	Responsibilities at Essex:
John F. Burkart
• Oversees the following major departments since May 2015: Asset
 Management, Property Operations, Commercial Real Estate,
 Resource Management, Investment Due Diligence, Information
 Technology, Business Intelligence, Research and Portfolio
 Management

Accomplishment Highlights:

• Responsible for the integration and strategic implementation of the
 BRE Properties, Inc. and Essex merger
• Created the business strategy and implemented organizational framework of Essex’s Asset Management Department
• Created the Resource Management Department leading to Essex receiving a ‘Green Star’ from GRESB
• Created the first multifamily REIT Private Equity Fund
• Led and set the course for Essex to receive its corporate investment grade credit rating

Past Experience and Education:

• Prior to joining Essex in 1996, Mr. Burkart was a real estate consultant for various companies, including Essex, during the period of Essex’s IPO
• Vice President, Pacific States Management, responsible for the management of a multi-sector portfolio including office, multi-family and storage assets
• Received Bachelor of Science degree in Finance from San Jose State
 University
• Received Master of Business Administration degree in Real Estate from Golden Gate University

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Chief Financial Officer and Executive Vice President	Responsibilities at Essex:
Angela L. Kleiman	• Oversees Private Equity, Capital Markets, Accounting, Tax, Treasury, Financial Planning, Internal Audit and Investor Relations departments and has served in role since October 2015

Accomplishment Highlights:

• Responsible for overall transaction management including leading negotiations of the merger agreement, pricing/valuations and joint venture equity originations in connection with the merger with BRE
 Properties, Inc., which was successfully completed in April 2014
• Grew Essex’s Private Equity platform from $750 million to $3 billion in gross assets as head of the Private Equity Group of Essex
• Led transformation of Company balance sheet, achieving rating upgrades to BBB+ from S&P and Baa1 from Moody’s

Past Experience and Education:

• Prior to joining Essex in 2009, Ms. Kleiman was a Senior Equity
 Analyst and Vice President of Investor Relations at Security Capital,
 where she was responsible for over $2 billion of the firm’s REIT investments and all client communications. As a Vice President with
 J.P. Morgan Real Estate & Lodging Investment Banking Group,
 Ms. Kleiman advised senior management and boards in strategic business platforms and capital markets transactions. Ms. Kleiman began her career in real estate development management in 1991
• Received Bachelor of Science degree from Northwestern University
• Received Master of Business Administration from Kellogg School of
 Management of Northwestern University

Professional Activities:
• Member, NAREIT • Member, National Multifamily Housing Council

Essex Property Trust, Inc.	2020 Proxy Statement	30

Chief Investment Officer and Senior Vice President	Responsibilities at Essex:
Adam W. Berry
• Responsible for leading the Development department and overseeing acquisition and disposition activities
• Began serving as the Company’s Co-Chief Investment Officer in June
 2019, and as Chief Investment Officer in January 2020

Accomplishment Highlights:

• Joined Essex’s Acquisitions group in 2003, leading over $1.4 billion of acquisitions, joint ventures and developments
• Oversaw the Company’s redevelopment, capital, dispositions and overall asset management activities upon joining Essex’s Asset
 Management Department in 2012
• Transitioned to Essex’s Development group in 2017 to oversee land acquisitions while continuing to manage the Company’s dispositions

Past Experience and Education:

• Prior to joining Essex in 2003, Mr. Berry was a practicing attorney at
 Wilson Sonsini Goodrich & Rosati, P.C.
• Received Bachelor of Science degree in Biology from University of
 California, San Diego
• Received Juris Doctorate from University of Southern California
 Gould School of Law

Professional Activities:
• Member, Urban Land Institute • Member, NAREIT

Essex Property Trust, Inc.	2020 Proxy Statement	31

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis discusses the compensation policies and programs for our named executive officers as determined under the SEC’s executive compensation disclosure rules, for 2019. The following table identifies our named executive officers for purposes of this Compensation Discussion and Analysis.
Name	Position
Michael J. Schall	Chief Executive Officer and President
John F. Burkart	Chief Operating Officer and Senior Executive Vice President
Angela L. Kleiman	Chief Financial Officer and Executive Vice President
Adam W. Berry	Chief Investment Officer and Senior Vice President
Craig K. Zimmerman	Former Co-Chief Investment Officer and Executive Vice President(1)
(1)	Mr. Zimmerman retired on December 31, 2019, but will remain with the Company in an advisory capacity through December 31, 2020.
Executive Summary
The primary objectives of the Company’s named executive officer compensation program are to (i) attract, motivate and retain experienced, effective executives, (ii) direct the performance of those executives with clearly defined goals and measures of achievement, and (iii) align the interests of management with the interests of the Company’s stockholders. With regard to absolute levels of executive compensation and the Company’s named executive officer compensation program, the Compensation Committee periodically reviews relevant information about competitive pay levels and structures but also considers a number of other factors, as described in further detail in this Compensation Discussion and Analysis.
Each year, the Board sets annual corporate goals that are generally designed to promote stockholder value creation over a multiple year period. These corporate goals are used as the basis for measuring management performance, a key consideration in granting both short-term cash bonuses and long-term equity-linked or equity-based incentive awards. These goals, which include measures of performance on both an absolute basis as well as relative to peers, are described in more detail in the discussion below. Goals for 2019 included:
•	out-perform Core FFO per share growth relative to peers;
•	specific Company performance metrics such as per share growth in Core FFO;
•	yields from recent investment transactions relative to the pro-forma underwriting;
•	same-property NOI growth;
•
publishing our inaugural CSR report to communicate to our stockholders our past ESG accomplishments and our future ESG objectives, including continuing to target LEED or similar certification for our new development projects; and

•	achieving Board approved annual business plan.
2019 Performance
Operating and Core FFO growth: In 2019, the Company had same-property revenue growth of 3.4% and same-property NOI growth of 3.9%. For the year, Core Funds from Operations (“Core FFO”) per diluted share grew 6.4%.
Investments. Acquired or increased ownership interests in eight apartment communities for a total pro rata contract price of $856.4 million. Committed $141.7 million in five preferred equity investments.
Redevelopment. Through these programs, we seek to improve the quality of our communities based on consumer needs and expectations, while earning an attractive return on investment. Furthermore, our resource management efforts implement sustainable practices to conserve water and reduce energy consumption at our existing communities, decreasing our impact on the environment.
Essex Property Trust, Inc.	2020 Proxy Statement	32

Portfolio Management. Opportunistically sold one apartment community for a total contract price of $311.0 million.
Balance Sheet Management. Achieved a Debt, net of deferred financing costs, premiums and discounts, to Total Market Capitalization (defined as total debt, net of deferred financing costs, premiums and discounts plus total equity capitalization) ratio of 22.0% at year-end and net debt to adjusted EBITDAre ratio of 5.5x.
Dividend Growth. In February 2019, we announced a dividend increase of 4.8%, representing 25 years of consecutive dividend growth, continuing a long history of strong dividend growth during our 20+ year life as a public company.
For a discussion of the calculation of Core FFO and NOI and reconciliations to the most directly comparable measures under U.S. generally accepted accounting principles (U.S. GAAP), see “Item 6. Selected Financial Data” (pages 41-44) and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” (pages 55 and 56), respectively, in our 2019 Form 10-K.
Pay for Performance
The Compensation Committee views pay for performance as an important component of the Company’s named executive officer compensation philosophy. The Compensation Committee considered the Company’s performance in 2019 in determining levels of named executive officer compensation, including short-term and long-term incentive compensation. The compensation of the Company’s named executive officers also reflects performance against individual and (where appropriate) business unit goals, as described in further detail in the discussion below.
Compensation Policies and Practices—Good Governance
Consistent with our commitment to strong corporate governance and responsiveness to our stockholders, in 2019 the Board maintained the following compensation policies and practices to drive performance and serve our stockholders’ long-term interests:
•
The structure of our named executive officer compensation program includes a balanced mix of cash and equity compensation with a strong emphasis on performance-based incentive awards promoting responsible growth and risk management.

•	The competitiveness of our named executive officer compensation program is assessed by comparison to the median of a group of peer companies that are comparable to us.
•	Our Compensation Committee is comprised solely of independent directors.
•	We do not provide for “single-trigger” severance payments upon a change in control.
•	We have not entered into individual employment agreements with our named executive officers, and we do not provide our named executive officers with tax gross-ups.
•	We maintain meaningful stock ownership guidelines for our named executive officers and non-employee directors that promote a long-term stockholder perspective.
•	Our Compensation Committee annually considers and assesses the potential risks of our compensation policies and practices for all employees.
•	Our named executive officers receive limited perquisites and other personal benefits that are not otherwise generally available to all of our employees.
•	We maintain programs that limit the ability of our named executive officers and non-employee directors to pledge or hedge our securities.
We currently submit an advisory vote to approve our named executive officer compensation to our stockholders on an annual basis. At our 2019 annual meeting, holders of approximately 94% of the votes cast voted “for” the advisory proposal. Over the past three years, on average, holders of approximately 96.6% of the votes cast voted “for” this advisory proposal. We believe the continued support for our compensation program in 2019 and in past years reflects the strong alignment between our named executive officer compensation and performance.
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In addition to considering the results of the stockholder vote, the Compensation Committee also considered the positive views on our compensation structure expressed by our stockholders during our investor relations outreach throughout the year in continuing to apply the same principles in determining the amounts and types of executive compensation and did not implement substantial changes.
Overview of Named Executive Officer Compensation Program
Key Named Executive Officer Compensation Program Objectives
The objectives of our compensation program for named executive officers are to:
•	Attract, retain, and motivate executive officers through the overall design and mix of cash, equity, and short- and long-term compensation elements;
•	Reward individual performance by tying significant portions of short-term compensation in the form of salary and annual bonus opportunity to achievement of individual performance; and
•
Align the interests of executive officers with the interests of the Company’s stockholders by tying significant portions of short- and long-term compensation, in the form of annual bonus and long-term equity based awards, to increasing distributable cash flow to stockholders, and increasing the value of Common Stock based on the acquisition, development, redevelopment and onsite property management of apartment communities.

How Executive Compensation Decisions are Made
Role and Procedures of the Compensation Committee. The Compensation Committee, composed of independent, non-employee directors, determines and approves the compensation arrangements for the named executive officers. The Committee has the authority to select, retain and terminate special counsel and other experts (including compensation consultants) as the Committee deems appropriate.
In fiscal year 2019, the Compensation Committee retained Mercer as its independent compensation consultant. Other than advising the Compensation Committee as described in this section, Mercer did not provide any services to the Company in 2019. The Compensation Committee has evaluated Mercer's independence pursuant to the requirements of the NYSE and the factors set forth in the SEC rules and has determined that Mercer is independent and no conflict of interest has arisen as a result of the work performed by Mercer during fiscal year 2019. The Compensation Committee intends to reassess the independence of its advisers at least annually.
In addition to the information and analysis provided by Mercer, the Compensation Committee also considered the publicly filed information of our peers (among other factors) in making 2019 compensation decisions with respect to its named executive officers. Mercer concluded that the total target compensation of the CEO is well below the median compensation of the Company’s peers, and that the total target compensation of our other named executive officers is at or below the median compensation of the Company’s peers.
While the Compensation Committee determines the Company’s overall compensation philosophy and sets the compensation for the Company’s CEO and other executive officers, it looks to the CEO to make recommendations with respect to both overall compensation policies and specific compensation decisions. For the upcoming fiscal year, the Company’s CEO recommends to the Compensation Committee the levels of base salary, targeted annual bonus and long-term equity for the named executive officers other than himself, within the elements of compensation otherwise established by the Compensation Committee. The sum of such base salaries and targeted bonuses and long-term equity compensation, if any, is included in the Essex annual business plan. Also, at that time, the Compensation Committee reviews and approves goals for the upcoming year for specific executive officers. Such goals may include company-wide, business unit and individual goals.
At the end of a fiscal year, the Compensation Committee reviews actual performance against goals and, in consultation with the CEO and as discussed further below, sets the actual bonuses to be paid to the executive officers. The CEO also provides the Compensation Committee with his perspective on the performance of the Company’s executive officers as well as a self-assessment of his own performance. The Compensation
Essex Property Trust, Inc.	2020 Proxy Statement	34

Committee establishes the compensation package for the CEO. The Company’s Chief Financial Officer also attends the Compensation Committee’s meetings to provide perspective on the competitive landscape and the needs of the business and to discuss potential new elements for the executive officer’s compensation packages.
Peer Group. In 2019, the Compensation Committee reviewed the peer group of REITs that had been chosen by Mercer and confirmed the group without any changes. The peer group includes the following 14 REITs (all are equity REITs, five are headquartered or have a significant presence in California, five are reasonably similar to Essex in revenue and market capitalization and six invest primarily in apartments).
Company
Apartment Investment and Management Company (AIV)
AvalonBay Communities, Inc. (AVB)
Boston Properties, Inc. (BXP)
Camden Property Trust (CPT)
Digital Realty Trust, Inc. (DLR)
Douglas Emmett, Inc. (DEI)
Equity Residential (EQR)
Extra Space Storage Inc. (EXR)
Healthpeak Properties, Inc. (PEAK), formerly HCP, Inc. (HCP)
Macerich Company (MAC)
Mid-America Apartment Communities, Inc. (MAA)
Public Storage (PSA)
Regency Centers Corporation (REG)
UDR, Inc. (UDR)

	Revenue(2)	Total Assets(3)
	($ in millions)
25th percentile	1,054	8,978
50th percentile	1,475	11,181
75th percentile	2,607	17,849
ESSEX	1,460	12,705
Percentile rank	50%	63%
(1)	Total Capitalization is estimated by summing the subject company’s equity market capitalization, preferred stock, and debt as of December 31, 2019 and is provided by S&P Global Market Intelligence.
(2)	Revenue reflects the total revenue for the most recent fiscal year end.
(3)	Total Assets reflect the book value as reported by each company as of the end of the most recent fiscal year end.
Essex Property Trust, Inc.	2020 Proxy Statement	35

In fiscal year 2019, the Compensation Committee considered the peer group information prepared by Mercer in determining overall compensation levels in light of the Compensation Committee’s view of appropriate, market-based compensation levels and pay-for-performance. Mercer’s analysis of the Company’s executive compensation program in 2019 concluded that the overall compensation level of the CEO was well below the median compensation of our peer companies, and that the compensation for the other named executive officers was at or below the median compensation for the peer group. In response to Mercer’s findings, the Compensation Committee did not increase base salaries but did increase the annual bonus and long-term incentives granted to the named executive officers for 2019.
Key Elements of Named Executive Officer Compensation. The key elements of Essex’s current compensation program for the named executive officers are summarized in the table below:
Compensation element	Why this element is included	How the amount of the element is determined	How the element fits in the overall program
Base Salary	Fixed base pay necessary to attract and retain executives and compensate performance of core job duties.	Base salary and any changes in salary are based on views of individual retention or performance factors and market data at peer companies (but without specific benchmarking).	Short-term cash compensation that is fixed and paid during the year, addresses employee cash-flow needs and retention objectives.
Annual Cash Bonus	Variable cash compensation that motivates executives and ties a significant compensation opportunity to achieving individual and corporate performance goals.	Annual bonus is based on both discretionary and non-discretionary performance criteria.
Short-term cash compensation that is contingent on achievement of Company and individual goals, as determined by the Compensation Committee, is intended to link compensation to short-term stockholder interests.

Long-Term Equity Incentive	Equity compensation (in the form of restricted stock units (“RSUs”) and options) fosters long-term retention of management and aligns executive officer and stockholder interests.
Long-term equity incentive awards are determined primarily based on how the award’s grant date value relates to the executive officer’s total cash compensation and how the vesting and other aspects of the award might incentivize performance.

Long-term compensation that is tied to the value of Common Stock and is primarily contingent on meeting performance goals and continued employment, which is intended to link compensation to long-term stockholder value accretion and reinforces retention.

Equity compensation complements cash compensation and provides performance incentives.

RSUs are subject to both performance-based and service-based vesting or performance-based vesting only.

Options may be subject to service-based vesting.
Essex Property Trust, Inc.	2020 Proxy Statement	36

Compensation element	Why this element is included	How the amount of the element is determined	How the element fits in the overall program
Deferred compensation plan	Supplemental element to assist in retaining executives.	Executive officers may defer up to 100% of their base salary and bonus.	A tax planning benefit for executives.
Severance plan	For hiring and retaining executives by providing continued economic benefit if a change of control and related termination occurs.
In the event of a change of control and related involuntary termination within the period commencing 2 months preceding a change of control and ending 24 months after the change of control, executives receive two times their current annual salary and three-year average annual bonus, vesting acceleration of equity awards, continued insurance benefits and out-placement services.
Facilitates recruitment and retention of named executive officers by providing income security in the event of involuntary job loss in connection with a change in control.
Perquisites	Customary element of executive compensation.	Generally based on perquisites being offered by peer companies.	Addresses recruitment and retention objectives.
Description of Individual Elements of Named Executive Officer Compensation
Base Salaries. None of the Company’s executive officers has an employment agreement. Base salaries are viewed as a customary element necessary to hire and retain named executive officers. Base salary and any changes in base salary are based on views of individual retention and/or performance factors and market data at peer companies, without benchmarking. For 2019, the Compensation Committee established base salaries in light of these considerations as well as subjective assessments of individual performance, scope of responsibilities, expertise and experience, and the Company’s financial performance and condition. The Compensation Committee did not increase base salaries for our named executive officers for 2019.
Executive	Annual Base Salary Rate 2018 ($)	Annual Base Salary Rate 2019 ($)	Percentage Change
Michael J. Schall, CEO and President	800,000	800,000	0.0%
John F. Burkart, Chief Operating Officer (“COO”) and Senior Executive Vice President (“SEVP”)	500,000	500,000	0.0%
Angela L. Kleiman, CFO and Executive Vice President (“EVP”)	500,000	500,000	0.0%
Adam W. Berry, CIO and Senior Vice President (“SVP”)	N/A	375,000	N/A
Craig K. Zimmerman, Former Co-Chief Investment Officer (“Co-CIO”) and EVP	500,000	500,000	0.0%
Annual Bonuses. Each named executive officer is eligible to earn an annual cash bonus based on the achievement of the operating performance budget approved by our Board and the meeting of performance goals during the year. The performance goals used for determining an officer’s annual bonus include individual performance, business unit and corporate performance as determined by the Compensation Committee and by the CEO in his recommendations to the Compensation Committee.
Each year, a target bonus amount is established for each named executive officer and is reviewed by the Compensation Committee. The Targeted Non-Discretionary Incentive Bonus is tied to achieving corporate
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performance goals. Each named executive officer is paid based on meeting objective corporate performance goals with a maximum opportunity of 200% of the targeted non-discretionary bonus if specific performance levels exceeded the objective corporate performance goals at levels above the midpoint of Essex’s 2019 guidance.
In 2019, annual bonuses were increased based on the results of the Mercer report, to, among other reasons, more closely align named executive officer short-term incentives with those at peer companies for purposes of attracting and retaining talent. In addition, as discussed below, the Company and each named executive officer met or surpassed all of their goals for 2019 and the Compensation Committee believes that short-term incentive pay should appropriately reward management under the pay-for-performance philosophy.
The Company’s primary corporate performance measures are Core FFO per share and the growth in same-property NOI relative to its peers that have portfolios in the same markets. The Board reviews the operating plans that include annual Core FFO per share targets and expected NOI results. The Compensation Committee monitors management’s achievement of the targets and where it ranks compared to the top 30th percentile of the multifamily REITs with respect to Core FFO per share growth. The target levels for the increase in Core FFO per share from year to year are dependent on a number of factors, including expectations surrounding internal and external growth opportunities, general economic conditions, real estate fundamentals and other specific circumstances facing the Company in the coming year. The Compensation Committee also establishes Core FFO goals that are consistent with the operating plan. For 2019, specific goals for corporate performance and achievements were as follows:
(1)	Goal: Target same-property NOI growth of 3.25% → Achieved: Same-property NOI growth of 3.9%, above the high end of the initial guidance range established.
(2)	Goal: Target Core FFO per diluted share of $13.06 → Achieved: Core FFO per diluted share of $13.38, exceeded the high end of the initial guidance range established.
(3)	Goal: Generate accretion from external growth investment activities consistent with the 2019 annual business plan → Achieved: exceeded the high end of the range established.
(4)	Goal: Achieve the underwritten yields from 2017 and 2018 acquisitions and developments → Achieved: exceeded the mid-range of the target established.
For a discussion of the calculation of Core FFO and NOI, see “Item 6. Selected Financial Data” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations”, respectively, in our 2019 Form 10-K.
A portion of each named executive officer’s bonus for 2019 also related to achievement of both objective and subjective individual factors, including the evaluation of the officer’s handling of his or her day-to-day responsibilities, and individual performance goals and, in some cases, business unit goals. For 2019, the primary individual-based bonus criteria were as follows:
•
Mr. Schall’s goals included achieving Essex’s financial and operating objectives, including ranking in the top 30th percentile of multifamily REITs with respect to Core FFO results, succession planning and orderly retirement and transition of key senior executives, ESG initiatives, and ensuring strategic objectives such as to property locations and accretion are satisfied in connection with the Company’s investment activities, including acquisitions, development and dispositions. Mr. Schall achieved all of his goals.

•
Mr. Burkart’s goals included achieving operations budget and business plan, maximizing portfolio returns via asset management including redevelopment, ESG initiatives, executing the IT strategic plan, and implementing career development plans for Operations and Asset Management departments. Mr. Burkart achieved all of his goals.

•
Ms. Kleiman’s goals included achieving Essex’s financial and operating objectives, including ranking in the top 30th percentile of multifamily REITs with respect to Core FFO results, optimizing capital structure and arbitrage utilization of various debt and equity sources, including issuance of $900 million unsecured bonds, mentoring and career development plans for key managers, and ensuring timely and accurate financial reporting. Ms. Kleiman achieved all of her goals.

Essex Property Trust, Inc.	2020 Proxy Statement	38

•
Mr. Berry’s goals included dispositions of between $300 million and $500 million and delivering up to $250 million of development projects on time and on budget, and the successful transition into the role of Chief Investment Officer. Mr. Berry achieved all of his goals.

•
Mr. Zimmerman’s goals included originating between $200 million and $400 million of acquisitions and originating preferred equity investments between $50 to $100 million in Essex markets. Mr. Zimmerman achieved all of his goals.

Payments for bonuses compared to targets in 2019 were as follows:
Executive	Total Actual Incentive Bonus ($)	Targeted Incentive Bonuses ($)	Maximum Aggregate Bonuses ($)
Michael J. Schall, CEO and President	1,950,000	1,300,000	1,950,000
John F. Burkart, SEVP and COO	1,125,000	750,000	1,125,000
Angela L. Kleiman, CFO and EVP	975,000	650,000	975,000
Adam W. Berry, CIO and SVP	562,500	375,000	562,500
Craig K. Zimmerman, Former Co-CIO and EVP	937,500	625,000	937,500
Long-Term Equity Incentives. In fiscal year 2019, the Company’s equity compensation package for its named executive officers consisted of one or more of three different types of awards: stock options, restricted stock units (“RSUs”) subject to both service-based vesting and performance-based vesting, and RSUs subject to only performance-based vesting, in each case, granted under the Company’s stockholder-approved Incentive Award Plan.
The Company utilizes a combination of these components to accomplish the following objectives:
•	Optimize alignment of executive performance with long-term stockholder interests;
•	Minimize the cost of equity awards to the Company; and
•	Provide competitive compensation package to attract and retain talent.
Stock Options
Stock options have value only to the extent that there is appreciation in the Company’s stock and, as such, are inherently performance-based compensation. Stock options granted to our named executive officers in fiscal year 2019 vest over a three-year horizon, at the rate of one-third each year on the anniversaries of the date of grant, subject to continued employment through the applicable vesting date.
Stock options receive a high perception of value and are a significant factor in long-term retention of senior executives. Therefore, we believe options are the most effective compensation component in terms of value perception versus accounting cost.
However, the Company limited the maximum realizable value of such stock options at the time of exercise to $100 per share. This limit was intended to discourage excessive risk-taking while reducing the accounting cost of the award to the Company.
The Company has reduced the number of options awarded to NEOs as a percentage of total long-term equity incentive compensation over the last four years from 48% in 2016 to 35% in 2017 to 25% in 2018 to 23% in 2019.
Restricted Stock Units
RSUs granted to our named executive officers in fiscal year 2019 are subject to performance-based vesting or, with respect to certain RSUs, both performance-based and time-based vesting. RSUs are settled in shares of our Common Stock.
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2019 RSUs granted to our named executive officers consisted of the following three types of awards:
(1)
“Performance RSUs,” which are subject to performance vesting based on the Company’s total stockholder return relative to that of the companies in the SNL Apartment REIT Index during a three-year performance period (the “TSR Goal”). Performance RSUs are fully time-vested at grant;

(2)
“Performance and Service RSUs,” which are subject to performance vesting based on achievement of the three-year TSR Goal and that are subject to time-based vesting over a three-year horizon, at the rate of one-third each year on the anniversaries of the date of grant; and

(3)
“DIP RSUs,” which are subject to performance vesting based on both (i) the three-year TSR Goal and (ii) the gain or purchase price for the disposition of certain assets of the Company’s real estate portfolio during the calendar year following the year in which the RSUs are granted. DIP RSUs are also subject to a one-year service-based vesting condition.

Performance against the TSR Goal for the performance RSUs granted during 2019 is determined by the Compensation Committee, using the following matrix:
Percentile Rank	Percentage of RSUs Earned
Below 5th	0%
5th to below 25th	40%
25th to below 50th	40-100%
50th and above	100%
In the event that the percentile rank of the Company’s total stockholder return is between the 5th and 50th percentile, the percentage of RSUs that is earned will be based on linear interpolation between the amounts set forth above. In the event that the percentile rank of the Company’s total stockholder return upon completion of the performance period is below the 5th percentile, no RSUs will be earned.
In addition to the three-year TSR Goal, DIP RSUs vest based on the gain or purchase price for the disposition of certain assets of the Company’s real estate portfolio during the calendar year following the year of grant (the “DIP Performance Metric”). Once the number of DIP RSUs that is deemed to satisfy the DIP Performance Metric is determined, such DIP RSUs are then subject to performance vesting based on achievement of the three-year TSR Goal. In addition to the performance-based vesting conditions applicable to the DIP RSUs, the DIP RSUs are generally subject to continued service through December 31 of the year following the year of grant (with accelerated vesting in the event of certain qualifying terminations of employment in connection with a change of control of Essex, as described below under “Severance and Other Benefits Upon Termination of Employment or Change of Control”).
In fiscal year 2019, the Compensation Committee granted awards in respect of the following number of stock options and RSUs (shown assuming maximum performance of the TSR Goal at the 50th percentile or higher), to the Company’s named executive officers.
Name	Grant Date	Number of Options Granted (#)	Number of Performance RSUs Granted (#)	Number of Performance and Service RSUs Granted (#)	Number of DIP RSUs Granted (#)	Total Number of RSUs Granted (#)
Michael J. Schall	12/4/2019	35,749	—	8,256	3,592	11,848
John F. Burkart	12/4/2019	19,637	—	4,233	2,747	6,980
Angela L. Kleiman	12/4/2019	16,113	—	3,094	2,113	5,207
Adam W. Berry	12/4/2019	10,071	—	2,198	2,113	4,311
Craig K. Zimmerman	12/4/2019	—	846	—	—	846
Nonqualified Deferred Compensation. Named executive officers are currently permitted to make elections to defer up to 100% of their base salaries and bonuses under the Company’s Deferred Compensation Plan. The Company believes that providing the named executive officers and other eligible employees with nonqualified deferred compensation opportunities is a cost-effective supplemental benefit that enables named executive officers to defer income tax on deferred salary and bonus payments, even
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though the Company also defers the related tax deduction. The Company makes no matching or other employer contributions to the plan. Additional information concerning this deferred compensation plan is set forth in the Nonqualified Deferred Compensation table and related text below.
Retirement Benefits. Named executive officers are eligible to participate in the Essex tax-qualified 401(k) plan. The Company does not maintain any defined benefit, pension, or supplemental or “excess” retirement plans for the named executive officers.
Severance and Other Benefits Upon Termination of Employment or Change of Control. Under the Essex Property Trust, Inc. Executive Severance Plan, which was amended and restated March 12, 2013 (the “Severance Plan”), each of the Company’s named executive officers would be entitled to the following benefits under the Severance Plan if, within the period commencing two months prior to a change of control of Essex (as defined in the section titled “Potential Payments upon Termination or Change of Control”) and ending 24 months after a change of control of Essex, the employment of such named executive officer is terminated in connection with the change of control and without “cause” (excluding any termination of employment due to the named executive officer’s death or disability), or if the named executive officer resigns from employment for “good reason”:
•
a lump-sum cash amount equal to the sum of (a) two times such named executive officer’s then-current annual base salary and (b) two times such named executive officer’s average annual bonus for the three years preceding the change of control;

•	continuation of health, dental and life insurance for up to 24 months following the date of termination, paid by the Company;
•
accelerated vesting, or, with respect to Series Z-1 Incentive Units, achievement of a 100% “Series Z-1 conversion ratchet percentage” (as defined in the Severance Plan) or its equivalent, with respect to all outstanding, unvested equity-based compensation awards that are assumed or substituted in connection with a change of control and any equity-based awards that were granted in connection with or following the change of control;

•	outplacement services of up to $20,000 in the aggregate; and
•	reasonable legal and mediation fees and expenses incurred by the named executive officer in obtaining or enforcing any right or benefit provided by the Severance Plan.
In addition, pursuant to the terms of the Severance Plan, any equity-based awards held by the named executive officers that are outstanding immediately prior to a change of control of Essex but that are not assumed in connection with such change of control will vest in full or, with respect to Series Z-1 Incentive Units, will achieve a 100% Series Z-1 conversion ratchet percentage, in each case, effective immediately prior to such change of control. Since, pursuant to the terms of the Company’s Incentive Award Plan and the applicable award agreements, any LTIP Units and RSUs that are held by the named executive officers and that are subject to performance-based vesting will be earned based on actual performance through a change of control of the Company, any performance-based LTIP Units and RSUs that have been so earned, and any other equity-based incentive awards outstanding immediately prior to a change of control of Essex, will vest in full or, with respect to Series Z-1 Incentive Units, will achieve a 100% Series Z-1 conversion ratchet percentage, in each case, unless assumed in connection with the change of control.
The Compensation Committee believes that these provisions in the Severance Plan and the terms of the equity-based awards described above provide a reasonable level of continued economic benefit to the named executive officers if a change of control and/or related termination event were to occur, are a reasonable balance to the at will nature (and lack of fixed terms) of employment for the officers, and provide a reasonable level of incentive for the covered individuals to remain with the Company prior to any proposal or contemplation of, and during any negotiations for, a change of control. The Compensation Committee also believes that the two years’ cash severance payment, the accelerated vesting of equity awards and other reasonable severance benefits, together with the absence of a tax “gross up” provision, are in line with or provides lesser benefits than the scope of change of control benefits offered by many companies the Compensation Committee considers to be comparable. Generally, the existence of the Severance Plan, and the potential benefits to executive officers under it, does not affect the annual determination of an executive officer’s base salary, cash bonus or long-term incentive award grants.
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Zimmerman Transition Services Agreement. On September 5, 2019, the Company announced the planned retirement of Mr. Zimmerman. In connection with Mr. Zimmerman’s retirement, the Company and Mr. Zimmerman entered into a Transition Services Agreement (the “Zimmerman Transition Services Agreement”) pursuant to which Mr. Zimmerman’s last day of full-time employment as an executive officer was on December 31, 2019. Mr. Zimmerman has continued as a part-time employee of the Company working on acquisition opportunities, and will continue in that capacity until December 31, 2020. Pursuant to the terms of the Zimmerman Transition Services Agreement, Mr. Zimmerman will receive an annual salary of $375,000. Mr. Zimmerman received a one-time transition bonus equal to $1.1 million, which was paid in cash on January 3, 2020. During Mr. Zimmerman’s transition to full-time retirement, stock options, restricted stock units and LTIP Units previously granted to Mr. Zimmerman will continue to vest in accordance with the terms of the Company’s stock award and compensation plans and the specific award agreements governing such grants.
Mr. Zimmerman no longer participates in the Severance Plan.
Life Insurance and Perquisites. Named executive officers receive automobile allowances or leased automobiles, automobile insurance, annual DMV renewals, health and dental insurance and payment of life insurance premiums and are eligible to receive discounts on rental housing at Company properties and reimbursable education-related benefits on the same terms as other Company employees. The Compensation Committee believes that the perquisites are comparable to those provided by comparable companies.
Tax and Accounting Considerations.
Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows a tax deduction for annual compensation paid to specified executive officers in excess of $1 million. Prior to the effectiveness of the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), the deduction limit included an exception for “qualified performance-based compensation.” However, the Tax Act amended certain aspects of Section 162(m) of the Code, including eliminating the exception for “qualified performance-based compensation,” and expanding the scope of employees to whom the deduction limit applies. The Tax Act provides for a grandfathering provision, pursuant to which remuneration that was intended to be “qualified performance-based compensation,” and that was provided pursuant to a written binding contract in effect on November 2, 2017 which has not been modified in any material respect on or after that date, will continue to be eligible for the “qualified performance-based compensation” exception.
We believe that we qualify as a REIT under the Code and generally are not subject to federal income taxes. As a result, we do not expect that the payment of compensation that is subject to the prohibition of Section 162(m) of the Code on deduction of annual compensation over $1 million will have a material adverse federal income tax consequence to us, provided we continue to distribute at least 90% of our taxable income each year. Consequently, the Compensation Committee reserves the right to design programs that incorporate a full range of both performance and service-based criteria important to the Company’s success, even where compensation payable under such programs may not be deductible.
ASC Topic 718. Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”) requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock-based compensation are accounted for under ASC Topic 718. The Compensation Committee regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to equity-based compensation awards. As accounting standards change, we may revise certain programs to appropriately align the cost of our equity-based compensation awards with our overall executive compensation philosophy and objectives.
Stock Ownership Guidelines. The Company has stock ownership guidelines that require executives to acquire and hold a certain amount of Company shares, as described in more detail above under the heading “Board and Corporate Governance Matters—Executive Officer Ownership Guidelines.” All named executive officers were in compliance with the guidelines as of December 31, 2019 or had additional time within which to come into compliance with such guidelines.
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The table below sets forth the minimum amount of stock, including indirectly held shares, vested and unvested full-value equity awards (LTIP Units and RSUs), and vested stock options, assuming net settlement, that each named executive officers is required to hold pursuant to the Executive Stock Ownership guidelines. Executive officers are expected to achieve this goal within five years of its effective date or, with respect to new executive officers, within five years of attaining their position.
Executive	Stock Ownership Target as a Multiple of Salary (#)	Stock Ownership Target ($)	In Compliance(1)
Michael J. Schall, CEO and President	5x	1,750,000	Yes
John F. Burkart, COO and SEVP	4x	1,000,000	Yes
Angela L. Kleiman, CFO and EVP	4x	1,300,000	Yes
Adam W. Berry, CIO and SVP	4x	1,200,000	Yes
(1)	Executive stock ownership includes all Z-1 incentive units, LTIP Units and RSUs. Mr. Berry became an executive officer in 2019 and has five years from his promotion to comply with the guidelines
Policy on Hedging and Pledging Essex Equity Securities
Directors and executive officers are not permitted to own financial instruments or participate in investment strategies that represent a direct hedge of the economic risk of owning our Common Stock or voting preferred stock, equity interests issued by our operating partnership, or securities that give the holder any rights to acquire any such stock or equity interests (collectively, “Essex equity securities”).
Directors and executive officers are not permitted to pledge or otherwise use any Essex equity securities as collateral to secure any loan (collectively, a “pledge”) unless: (1) that transaction is first approved by the Board (not counting the vote of any director with a personal interest in the transaction) based on the committee’s determination that the pledge is not significant from a corporate governance standpoint, or (2) that transaction involves a pledge of Essex equity securities that results in such individual having pledged (counting pledged securities that are not Common Stock on an as exercised or converted basis, as the case may be) an amount of Essex equity securities not exceeding the greater of (x) 0.002 times the number of the issued and outstanding shares of Common Stock, or (y) 20% of such individual’s ownership of Essex equity securities.
However, notwithstanding the provisions of the prior paragraph, as to any individual who has pledged Essex equity securities prior to the effective date of the policy (which was March 27, 2013), the individual is required within seven years after the effective date to reduce the pledged securities to an amount that would not require Board approval described above, or obtain Board approval of the pledge.
As more fully set forth in the policy, directors and executive officers are not permitted to pledge any equity compensation awards prior to the awards’ respective exercise, delivery or conversion into equity securities free of restriction under the applicable equity compensation plan.
Compensation Recovery Policy. The Board will, to the extent permitted by applicable law, have the authority to make retroactive adjustments to any bonus or other incentive-based or equity-based compensation paid to an executive officer of the Company, where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement, where such restatement was due to the material non-compliance by the Company, as a result of misconduct, with any financial reporting requirement. Where applicable, an officer will be required to reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the 12-month period following the filing with the SEC of the financial statement that was later restated.
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Compensation Committee Report
This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Essex specifically incorporates it by reference into a document filed with the SEC. The Compensation Committee reviewed and discussed the above Compensation Discussion and Analysis (“CD&A”) with the Company’s management. Based on the review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this proxy statement.
Members of the Compensation Committee
Irving M. Lyons, III, Chairman
Amal M. Johnson
Byron A. Scordelis
NAMED EXECUTIVE OFFICER COMPENSATION
Summary Compensation Table
The following table summarizes compensation information for our named executive officers for our year ended December 31, 2019, which we refer to as “2019”, our year ended December 31, 2018, which we refer to as “2018”, and our year ended December 31, 2017, which we refer to as “2017”.
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Stock Awards ($)(3)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total
Michael J. Schall Chief Executive Officer and President	2019	800,000	—	1,950,000	2,803,711	816,507	49,646	6,419,864
	2018	800,000	—	1,510,000	2,340,255	750,023	33,954	5,434,232
	2017	700,000	—	1,224,000	1,990,210	700,000	28,138	4,642,348

John F. Burkart Senior Executive Vice President	2019	500,000	—	1,125,000	1,651,747	448,509	39,896	3,765,152
	2018	500,000	—	838,542	1,305,123	425,007	37,944	3,106,616
	2017	460,000	—	776,000	1,314,870	454,993	33,778	3,039,641

Angela L. Kleiman Executive Vice President and Chief Financial Officer	2019	500,000	—	975,000	1,232,184	368,021	37,232	3,112,437
	2018	500,000	—	838,542	1,157,554	352,509	31,375	2,879,980
	2017	450,000	—	766,000	1,115,094	384,998	28,020	2,744,112

Adam W. Berry Co—Chief Investment Officer and Executive Vice President	2019	375,000	—	562,500	1,020,155	230,022	22,424	2,210,101

Craig K. Zimmerman Co—Chief Investment Officer and Executive Vice President (Retired)	2019	500,000	1,100,000	937,500	200,197	—	172,417	2,910,114
	2018	500,000	—	838,542	1,100,046	—	23,864	2,462,452
	2017	460,000	—	776,000	1,184,963	384,998	22,065	2,828,026
(1)	Represents retirement bonus paid to Mr. Zimmerman in connection with his retirement as an executive officer effective December 31, 2019 pursuant to the Zimmerman Transition Agreement.
(2)	Represents cash incentive awards under the Company’s annual bonus program.
(3)
These dollar amounts reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 for the awards granted for the year indicated. With respect to awards, the vesting of which is subject to performance conditions, the grant date fair value of these awards is based on the probable outcome of the performance conditions, which is also the maximum value assuming the highest level of performance, calculated in accordance with ASC Topic 718. Assumptions used in determining the grant date fair value of the awards can be found in Note 14 of the Notes to Consolidated Financial Statements in the Company’s 2019 Form 10-K. These dollar amounts do not represent payments actually received by the named executive officers. In fiscal year

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2017, the Compensation Committee shifted the timing of its grants of long-term equity incentive awards such that our named executive officers received three separate grants of RSUs, rather than two and, as a result of this shift in timing, stock-based compensation for fiscal year 2017 appears higher for our named executive officers than in prior fiscal years.
(4)
These amounts include amounts paid by the Company to the 401K accounts of the named executive officers in the amount of $4,000, all Company contributions paid for benefits received under non-discriminatory benefit plans available to all employees during 2019, the named executive officers’ respective perquisites limited to Company provided leased automobiles or automobile allowances, and payments of life insurance premiums, for Mr. Schall, Mr. Burkart, Ms. Kleiman, and Mr. Zimmerman, respectively. For Mr. Zimmerman, also includes $139,426, representing the payout of accrued but unused paid time off in connection with his retirement as an executive officer effective December 31, 2019.

Grants of Plan-Based Awards for 2019
The following table shows all plan-based awards which Essex granted to the named executive officers during 2019.
Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards Target ($)	Estimated Future Payouts Under Non- Equity Incentive Plan Awards Maximum ($)	Estimated Future Payouts Under Equity Incentive Plan Awards Maximum (#)(1)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Options Awards ($)(4)
Michael J. Schall	12/4/2019	1,300,000	1,950,000	11,848	—	35,749	311.43	3,620,218
John F. Burkart	12/4/2019	750,000	1,125,000	6,980	—	19,637	311.43	2,100,256
Angela L. Kleiman	12/4/2019	650,000	975,000	5,207	—	16,113	311.43	1,600,205
Adam W. Berry	12/4/2019	375,000	562,500	4,311	—	10,071	311.43	1,250,177
Craig K. Zimmerman	12/4/2019	625,000	937,500	—	846	—	—	200,197
(1)
Represents Performance and Service RSUs that are earned based on Essex’s relative total stockholder return over a three-year performance period and vest based on continued employment and DIP RSUs that become eligible to be earned based on a percentage of gain or purchase price for the disposition of certain assets of the Company’s real estate portfolio during the calendar year following the year in which such DIP RSUs are granted and are earned based on Essex’s relative total stockholder return over a three-year performance period and vest based on continued employment over a one-year period.

(2)	Represents Performance RSUs that are earned based on Essex’s relative total stockholder return over a three-year performance period.
(3)
Represents options that are subject to service-based vesting, and vest as to one-third of the shares subject to the options on each of the first three anniversaries of the date of grant, generally subject to continued employment through the applicable vesting date. The options are also subject to a cap on appreciation of $100 per share.

(4)	These dollar amounts reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 as described in footnote 2 to the Summary Compensation Table above.
Named Executive Officer Severance Plan
We discuss severance of our named executive officers and related quantitative disclosure based on assumed triggering events under the heading “Potential Payments upon Termination or Change of Control” below.
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Outstanding Equity Awards at December 31, 2019
The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2019:
		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Name	Grant Date	Exercisable	Unexercisable
Michael J. Schall	12/4/2019	—	35,749(2)	$311.43	12/4/2029
	12/4/2019					—	—	8,256(3)	2,483,900
	12/4/2019					—	—	3,592(4)	1,080,689
	12/6/2018	10,418	20,846(5)	$265.68	12/6/2028
	12/6/2018					—	—	8,003(6)	2,407,783
	12/6/2018					—	—	4,002(7)	1,204,042
	12/7/2017	20,902	10,460(8)	$240.61	12/7/2027	1,179(9)	354,714	2,752(10)	827,967
	12/7/2017					1,043(11)	313,797	2,432(12)	731,692
	12/7/2017					1,179(13)	354,714	2,752(14)	827,967
	12/8/2016	18,991	—(15)	219.22	12/8/2026
	Various							300(16)	90,258

John F. Burkart	12/4/2019	—	19,637(2)	311.43	12/4/2029
	12/4/2019					—	—	4,233(3)	1,273,540
	12/4/2019					—	—	2,747(4)	826,462
	12/6/2018	5,903	11,813(5)	265.68	12/6/2028
	12/6/2018					—	—	4,130(6)	1,242,552
	12/6/2018					—	—	2,565(7)	771,706
	12/7/2017	6,793	6,799(8)	240.61	12/7/2027	803(9)	241,591	1,874(10)	563,812
	12/7/2017					641(11)	192,851	1,495(12)	449,786
	12/7/2017					803(13)	241,591	1,874(14)	563,812
	12/8/2016	6,903	—(15)	219.22	12/8/2026
	Various							420(16)	126,361

Angela L. Kleiman	12/4/2019	—	16,113(2)	311.43	12/4/2029
	12/4/2019					—	—	3,094(3)	930,861
	12/4/2019					—	—	2,113(4)	635,717
	12/6/2018	4,896	9,798(5)	265.68	12/6/2028
	12/6/2018					—	—	3,373(6)	1,014,801
	12/6/2018					—	—	2,565(7)	771,706
	12/7/2017	11,496	5,753(8)	240.61	12/7/2027	684(9)	205,788	1,595(10)	479,872
	12/7/2017					538(11)	161,863	1,256(12)	377,880
	12/7/2017					684(13)	205,788	1,595(14)	479,872
	12/8/2016	6,164	—(15)	219.22	12/8/2026
	12/6/2011							240(16)	72,206

Adam W. Berry	12/4/2019	—	10,071(2)	311.43	12/4/2029
	12/4/2019					—	—	2,198(3)	661,290
	12/4/2019					—	—	2,113(4)	635,717
	12/6/2018	3,334	6,671(5)	265.68	12/6/2028
	12/6/2018					—	—	950(6)	285,817
	12/6/2018					—	—	1,283(7)	386,003
	12/7/2017	6,671	3,997(8)	240.61	12/7/2027	299(9)	89,957	698(10)	210,000
	12/7/2017					158(11)	47,536	369(12)	111,017
Essex Property Trust, Inc.	2020 Proxy Statement	46

		Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
Name	Grant Date	Exercisable	Unexercisable
	12/7/2017					299(13)	89,957	698(14)	210,000
	12/8/2016	4,684	—(15)	219.22	12/8/2026
	Various							240(16)	72,206

Craig K. Zimmerman (17)	12/4/2019					—	—	846(18)	254,528
	12/6/2018					—	—	3,232(19)	972,380
	12/6/2018					—	—	2,411(7)	725,373
	12/7/2017	11,496	5,753(8)	240.61	12/7/2027	803(9)	241,591	1,874(10)	563,812
	12/7/2017					419(11)	126,060	977(12)	293,940
	12/7/2017					803(13)	241,591	1,874(14)	563,812
	12/8/2016	20,710	—(15)	219.22	12/8/2026
	Various							120(16)	36,103
(1)
As it relates to awards granted after 2013, amounts are based on the closing price of our Common Stock on the NYSE on December 31, 2019, of $300.86. For awards related to Z-1 incentive units granted prior to 2013, the value is based on $300.86 multiplied by the number of units acquired on vesting, less $1.00 per unit capital contributions.

(2)
1/3rd of these options will vest on December 4, 2020, and 1/3rd of these options will vest on each of the next two anniversaries thereafter, generally subject to continued employment through each such vesting date. The options are also subject to a cap on appreciation of $100 per share.

(3)
For all named executive officers, represents the number of Performance and Service RSUs that would become earned and vested at the end of the performance period (December 4, 2019 - December 4, 2022), assuming maximum performance. Performance and Service RSUs are subject to both performance-based vesting and service-based vesting. The number of Performance and Service RSUs that are earned and vest is determined based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria, generally subject to continued employment through the three-year performance period. These units were granted as follows: 8,256 for Mr. Schall, 4,233 for Mr. Burkart, 3,094 for Mrs. Kleiman, 2,198 for Mr. Berry, and zero for Mr. Zimmerman.

(4)
For all named executive officers, represents the number of DIP RSUs that would become earned at the end of the three-year performance period (December 4, 2019 - December 4, 2022), assuming the maximum number of DIP RSUs becomes eligible to be earned at the end of the one-year performance period (December 31, 2020), and assuming the maximum performance in respect of the three-year performance period. DIP RSUs generally become eligible to be earned based on a percentage of gain or purchase price for the disposition of certain assets of the Company’s real estate portfolio during the calendar year following the year in which such DIP RSUs are granted and are earned based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria. These units were granted as follows: 3,592 for Mr. Schall, 2,747 for Mr. Burkart, 2,113 for Mrs. Kleiman, 2,113 for Mr. Berry, and zero for Mr. Zimmerman.

(5)
1/3rd of these options will vest on December 6, 2019, and 1/3rd of these options will vest on each of the next two anniversaries thereafter, generally subject to continued employment through each such vesting date. The options are also subject to a cap on appreciation of $100 per share.

(6)
For all named executive officers, represents the number of Performance and Service RSUs that would become earned and vested at the end of the performance period (December 6, 2018 - December 6, 2021), assuming maximum performance. Performance and Service RSUs are subject to both performance-based vesting and service-based vesting. The number of Performance and Service RSUs that are earned and vest is determined based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria, generally subject to continued employment through the three-year performance period. These units were granted as follows: 8,003 for Mr. Schall, 4,130 for Mr. Burkart, 3,373 for Mrs. Kleiman, 950 for Mr. Berry, and zero for Mr. Zimmerman.

(7)
For all named executive officers, represents the number of DIP RSUs that would become earned at the end of the three-year performance period (December 6, 2018 - December 6, 2021), assuming the maximum number of DIP RSUs becomes eligible to be earned at the end of the one-year performance period (December 31, 2019), and assuming the maximum performance in

Essex Property Trust, Inc.	2020 Proxy Statement	47

respect of the three-year performance period. DIP RSUs generally become eligible to be earned based on a percentage of gain or purchase price for the disposition of certain assets of the Company’s real estate portfolio during the calendar year following the year in which such DIP RSUs are granted and are earned based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria. These units were granted as follows: 4,002 for Mr. Schall, 2,565 for Mr. Burkart, 2,565 for Mrs. Kleiman, 1,283 for Mr. Berry, and 2,411 for Mr. Zimmerman.
(8)
1/3rd of these options vested on December 8, 2018, and 1/3rd of these options will vest on each of the next two anniversaries thereafter, generally subject to continued employment through each such vesting date. The options are also subject to a cap on appreciation of $100 per share.

(9)
For all named executive officers, represents the number of Performance RSUs that would become earned at the end of the three-year performance period (December 7, 2017 - December 7, 2020) based on the minimum award level payout. Performance RSUs are generally earned based on Essex’s relative total stockholder return over a three-year performance period following the date of grant. The number of Performance RSUs that are earned is determined based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria. These units were granted as follows: 1,179 for Mr. Schall, 803 for Mr. Burkart, 684 for Mrs. Kleiman, 299 for Mr. Berry, and 803 for Mr. Zimmerman.

(10)
For all named executive officers, represents the number of Performance RSUs that would become earned and at the end of the three-year performance period (December 7, 2017 – December 7, 2020), assuming maximum performance and excluding Performance RSUs awards that would be earned based on the minimum award level payout. Performance RSUs are generally earned based on Essex’s relative total stockholder return over a three-year performance period following the date of grant. The number of Performance RSUs that are earned is determined based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria. These units were granted as follows: 2,752 for Mr. Schall, 1,874 for Mr. Burkart, 1,595 for Mrs. Kleiman, 698 for Mr. Berry, and 1,874 for Mr. Zimmerman.

(11)
For all named executive officers, represents the number of Performance and Service RSUs that would become earned and vested at the end of the performance period (December 7, 2017 - December 7, 2020) based on the minimum award level payout. Performance and Service RSUs are subject to both performance-based vesting and service-based vesting. The number of Performance and Service RSUs that are earned and vest is determined based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria, generally subject to continued employment through the three-year performance period. These units were granted as follows: 1,043 for Mr. Schall, 641 for Mr. Burkart, 538 for Mrs. Kleiman, 158 for Mr. Berry, and 419 for Mr. Zimmerman.

(12)
For all named executive officers, represents the number of Performance and Service RSUs that would become earned and vested at the end of the performance period (December 7, 2017 - December 7, 2020), assuming maximum performance assuming maximum performance and excluding Performance and Service RSUs awards that would be earned based on the minimum award level payout. Performance and Service RSUs are subject to both performance-based vesting and service-based vesting. The number of Performance and Service RSUs that are earned and vest is determined based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria, generally subject to continued employment through the three-year performance period. These units were granted as follows: 2,432 for Mr. Schall, 1,495 for Mr. Burkart, 1,256 for Mrs. Kleiman, 369 for Mr. Berry, and 977 for Mr. Zimmerman.

(13)
For all named executive officers, represents the number of DIP RSUs that would become earned and vested at the end of the three-year performance period (December 7, 2017 - December 7, 2020), based on the minimum award level payout. DIP RSUs generally become eligible to be earned based on a percentage of gain or purchase price for the disposition of certain assets of the Company’s real estate portfolio during the calendar year following the year in which such DIP RSUs are granted and are earned based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria. These units were granted as follows: 1,179 for Mr. Schall, 803 for Mr. Burkart, 684 for Mrs. Kleiman, 299 for Mr. Berry, and 803 for Mr. Zimmerman.

(14)
For all named executive officers, represents the number of DIP RSUs that would become earned and vested at the end of the three-year performance period (December 7, 2017 - December 7, 2020), assuming the maximum number of DIP RSUs becomes eligible to be earned at the end of the one-year performance period (December 31, 2018), and assuming the maximum performance in respect of the three-year performance period. Excludes DIP RSUs awards that would be earned based on the minimum award level payout. DIP RSUs generally become eligible to be earned based on a percentage of gain or purchase price for the disposition of certain assets of the Company’s real estate portfolio during the calendar year following the year in which such DIP RSUs are granted and are earned based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria. These units were granted as follows: 2,752 for Mr. Schall, 1,874 for Mr. Burkart, 1,595 for Mrs. Kleiman, 698 for Mr. Berry, and 1,874 for Mr. Zimmerman.

(15)
1/3rd of these options vested on December 8, 2017, and 1/3rd of these options will vest on each of the next two anniversaries thereafter, generally subject to continued employment through each such vesting date. The options are also subject to a cap on appreciation of $100 per share.

(16)
Represents Z-1 incentive units, approximately 8% of which vested in 2019. The Z-1 incentive units vest and become convertible into limited partnership units of EPLP (and exchangeable for shares of our Common Stock) in varying percentages, ranging from annual vesting tranches of 0% to 14% of the incentive units subject to the award, based on Essex’s achievement of total FFO performance.

(17)
Pursuant to the Zimmerman Transition Services Agreement, Mr. Zimmerman’s stock options, RSU’s and LTIP Units will continue to vest in accordance with the terms of the Company’s stock award and compensation plans and the specific award agreements governing such grants.

Essex Property Trust, Inc.	2020 Proxy Statement	48

(18)
For Mr. Zimmerman, represents the number of Performance RSUs that would become earned at the end of the performance period (December 4, 2019 – December 4, 2022), assuming maximum performance. Performance RSUs are generally earned based on Essex’s relative total stockholder return over a three-year performance period following the date of grant. The number of Performance RSUs that are earned is determined based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria. Mr. Zimmerman was granted 846 of such Performance RSUs.

(19)
For Mr. Zimmerman, represents the number of Performance RSUs that would become earned at the end of the performance period (December 6, 2018 – December 6, 2021), assuming maximum performance. Performance RSUs are generally earned based on Essex’s relative total stockholder return over a three-year performance period following the date of grant. The number of Performance RSUs that are earned is determined based on Essex’s percentile rank of total stockholder return compared to the total stockholder return of a specified list of peer companies during the three-year performance period, as determined by the Compensation Committee based on the specified performance criteria. Mr. Zimmerman was granted 3,232 of these Performance RSUs.

Option Exercises and Stock Vested for 2019
The following table shows for 2019 the number of shares acquired upon exercise of option awards and the vesting of stock awards and the value realized upon such exercise and vesting.
	Option Awards	Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Michael J. Schall	41,146	4,097,125	9,933	2,988,042
John F. Burkart	20,600	1,831,257	4,842	1,456,084
Angela L. Kleiman	12,327	1,209,649	3,493	1,050,163
Adam W. Berry	9,369	897,175	2,801	841,968
Craig K. Zimmerman	4,379	420,425	4,059	1,220,910
(1)
Stock awards consist of Z-1 incentive units, LTIP Units and RSUs. With respect to Z-1 incentive units, the amounts reflect the increase in conversion ratio during 2019, and with respect to LTIP Units and RSUs, the amounts reflect both performance-based and service-based vesting achieved during 2019.

(2)
As it relates to awards granted after 2013, amount are based on the closing price of our Common Stock on the NYSE on December 31, 2019, of $300.86. For awards related to Z-1 incentive units granted prior to 2013, the values are based on $300.86 multiplied by the number of units acquired on vesting, less $1.00 per unit capital contributions.

Nonqualified Deferred Compensation
The named executive officers are currently eligible to participate in the Essex Portfolio, L.P. 2005 Deferred Compensation Plan, which is referred to herein as the “2005 deferred compensation plan.” The 2005 deferred compensation plan, which was adopted on December 2, 2008, replaced an older plan to comply with Section 409A of the Code. Under the deferred compensation plan, eligible employees, which include the named executive officers of the Company, may elect in accordance with plan procedures to defer up to 100% of their base salary and up to 100% of their cash bonus (and other cash compensation) in any year, in each case, after taking into effect reductions due to income and payroll tax withholding and contributions to benefits plans. The Company does not currently make company matching contributions, although the plan allows the Company to make discretionary contributions. Deferral elections under the 2005 deferred compensation plan must generally be made by December 15th of the calendar year proceeding the calendar year in which the compensation that is to be deferred is scheduled to be earned.
Distributions of the deferred accounts under the 2005 deferred compensation plan are made on the earliest of (1) the participant’s “separation from service,” as defined in the plan, (2) a “change in control,” as defined in the plan or (3) a date specified by the participant at the time the deferral election was made. The distributions are payable in a lump sum, except that a participant may elect a payout of amounts exceeding $150,000 as of the distribution date over a period of 5, 10 or 15 annual installments. Distributions under the 2005 deferred compensation plan payable to a “key employee” (as defined in the plan) in connection with a separation from service will be delayed for six months (to the extent required to comply with Section 409A of the Code).
Essex Property Trust, Inc.	2020 Proxy Statement	49

Under the plans, the earnings in an officer’s account are based on investment earnings (or losses) equal to the actual net investment earning or losses experienced by the investment selected by the participant. Accordingly, any earnings are based solely upon the investment allocations directed by the officer. The Company does not make these investment decisions or guarantee any particular rate of return or other benefit under the plan. Under the investment policies of the plans, and subject to administrative approval, investments may be directed by the officer in any securities generally available and traded on U.S. public markets. However, the plan prohibits investments such as derivative securities, securities issued by Essex, tax-exempt securities, foreign securities not listed on the NYSE, securities determined by the administrator to be illiquid, securities purchased on margin, and a number of other categories intended to limit the permitted investments to securities regularly and publicly traded in the U.S. market. The plans do not impose specific limitations on the frequency of investment selections or changes in investments.
Although each participant’s account is wholly unfunded, the investments selected by the officer are purchased by Essex in and for its own account, which account is maintained by the Company with a brokerage firm, and the return on the deferral account is derived solely from these purchased investments directed by the officer. The plan administrator will not monitor a participant’s investment instructions, but it may require the participant to liquidate an investment that is determined to be inconsistent with the plan’s investment policy, other plan provisions, or Essex’s brokerage account agreement. The following table provides information concerning compensation deferred under the prior deferred compensation plan and the 2005 deferred compensation plan by the named executive officers as of December 31, 2019.
Name	Executive Contributions in 2019 ($)(1)	Registrant Contributions in 2019 ($)	Aggregate Earnings/ (Losses) in 2019 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance as of December 31, 2019 ($)
Michael J. Schall	—	—	458,671	—	3,260,401
John F. Burkart	—	—	11,216	—	480,410
Angela L. Kleiman	608,075	—	167,677	—	798,762
Adam W. Berry	—	—	—	—	—
Craig K. Zimmerman	—	—	—	—	—
(1)	All contributions in this column are also included as compensation to the named executive officers in the Salary and Non-Equity Incentive Plan Compensation columns of the Summary Compensation Table.
Potential Payments upon Termination or Change of Control
Long-Term Equity Incentive Awards
Pursuant to the terms of the Company’s Incentive Award Plan and the applicable award agreements, with respect to any LTIP Units and RSUs that are held by the named executive officers and that are subject to performance-based vesting, the performance period applicable to such LTIP Units or RSUs will end on, and the number of LTIP Units or RSUs earned will be determined based on performance through, the date of a change of control of Essex.
Pursuant to the terms of the Severance Plan, which covers, among others, the named executive officers, any equity-based awards held by the named executive officers that are outstanding immediately prior to a change of control of Essex but that are not assumed in connection with such change of control (including any Series Z-1 Incentive Units that are not assumed through a “substitute umbrella partnership” (as defined in the Severance Plan)) will vest in full or, with respect to Series Z-1 Incentive Units, will achieve a 100% “Series Z-1 conversion ratchet percentage” (as defined in the Severance Plan), in each case, effective immediately prior to such change of control. Accordingly, any performance-based LTIP Units and RSUs that have been earned based on actual performance through the date of a change of control of Essex, and any other equity-based incentive awards outstanding immediately prior to a change of control of Essex, will vest in full or, with respect to Series Z-1 Incentive Units, will achieve a 100% Series Z-1 conversion ratchet percentage, in each case, unless assumed in connection with the change of control.
Essex Property Trust, Inc.	2020 Proxy Statement	50

Further, under the terms of the Severance Plan, the Company’s Incentive Award Plan and the applicable award agreements, if, within the period commencing two months prior to a change of control of Essex and ending 24 months following a change of control of Essex, the employment of any named executive officer is terminated in connection with the change of control and without “cause” (excluding any termination of employment due to the named executive officer’s death or disability), or if the named executive officer resigns from employment for “good reason” (a “Qualifying Termination”), any equity-based awards held by the named executive officer that were assumed in connection with the change of control and any equity-based awards that were granted in connection with or following the change of control will vest in full or, with respect to Series Z-1 Incentive Units, will achieve a 100% Series Z-1 conversion ratchet percentage (or its equivalent).
Severance Payments and Benefits
In addition to accelerated vesting of equity-based awards, the Severance Plan further provides that if a named executive officer experiences a Qualifying Termination under the Severance Plan, the named executive officer will be entitled to (i) a lump-sum cash amount equal to the sum of (a) two times such named executive officer’s then-current annual base salary and (b) two times such named executive officer’s average annual bonus for the three years preceding the change of control, (ii) continuation of health, dental and life insurance benefits for 24 months following the date of termination, paid by the Company, (iii) outplacement services of up to $20,000 in the aggregate, and (iv) reasonable legal and mediation fees and expenses incurred by the named executive officer in obtaining or enforcing any right or benefit provided by the Severance Plan.
Under the Severance Plan, the Company’s Incentive Award Plan and the applicable award agreements, a “change of control” is generally defined as: (a) the acquisition by any person or entity, together with all of their respective affiliates or associates, of securities representing 30 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote, (b) the persons who, as of March 12, 2013, constituted the Board (or the incumbent directors) cease to constitute a majority of such directors, provided that a person becoming a director subsequent to March 12, 2013 shall be considered an incumbent director if the person’s election was approved by a vote of a majority of the incumbent directors, or (c) the consummation of any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own shares representing in the aggregate 50 percent or more of the voting shares of the corporation issuing cash or securities in the consolidation or merger.
Under the Severance Plan, the Company’s Incentive Award Plan and the applicable award agreements, “good reason” is generally defined as (i) a substantial adverse change in the named executive officer’s authority, duty or power, (ii) a reduction in annual base salary, (iii) a reduction in annual bonus opportunity to an annual bonus opportunity that is less than the highest bonus opportunity during the three fiscal years preceding the date of the change of control, (iv) a reduction in certain employee benefits, (v) certain relocations, (vi) failure to pay compensation owed to the named executive officer, (vii) failure to obtain an effective agreement from any successor to assume the Severance Plan, or (viii) a material breach by Essex under the Severance Plan.
Under the Severance Plan, the Company’s Incentive Award Plan and the applicable award agreements, “cause” is generally defined as (i) a willful act of dishonesty with respect to any matter involving Essex, (ii) conviction of a crime involving moral turpitude, or (iii) deliberate or willful failure to substantially perform duties, which continues for 30 days following receipt of notice from Essex.
Individuals participating in the Severance Plan are not entitled to any tax “gross up” in respect of excise taxes, if any, that might arise under the “golden parachute” sections of the federal income tax law (Sections 280G and 4999 of the Code), and may be subject to a reduction in benefits if any such excise tax were applicable and the reduced benefit would maximize the after-tax payment to the participant.
Essex Property Trust, Inc.	2020 Proxy Statement	51

The table below illustrates hypothetical payments under the Severance Plan as if a change of control had occurred on December 31, 2019 and a termination of employment other than for “cause” or for “good reason” occurred on such date.
With the exception of accelerated vesting of certain equity-based awards that are not assumed in connection with a change of control (as described above), no named executive officer is entitled to any severance payments or benefits (except as required pursuant to applicable law) other than in connection with a termination of employment other than for “cause” (excluding any termination of employment due to the named executive officer’s death or disability) or for “good reason” in connection with a change of control.
Name	Payment for 2X Annual Salary/ Bonus ($)	24 months of benefits ($)(1)	Value of Accelerated Equity Awards (including LTIP Units) ($)	Total ($)(2)
Michael J. Schall	4,722,667	33,200	17,382,721	22,318,588
John F. Burkart	2,826,361	33,200	10,318,543	13,178,104
Angela L. Kleiman	2,719,695	33,200	8,502,514	11,255,409
Adam W. Berry	1,125,000	33,200	3,806,362	4,964,562
(1)	These amounts are based on the estimated average value of the benefits for all named executive officers. Actual amounts for individual officers may differ from this average amount.
(2)
The total does not include: (i) available balances under the nonqualified deferred compensation plan table preceding this table, (ii) any amounts due for accrued but unpaid wages under applicable law or under generally available benefit plans such as our 401(k) plan, at the time of any employment termination, or (iii) the proceeds of insurance policies paid by insurance companies in the event of death or disability.

EQUITY COMPENSATION PLANS
The following table summarizes share and exercise price information about our equity compensation plans as of December 31, 2019.
Plan Category	Number of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants and Rights (#)	Weighted Average Exercise Price for Outstanding Options, Warrants and Rights ($)	Securities Remaining Available for Future Issuance Under Plan (#)
Equity compensation plans approved by security holders: Stock Incentive Plans	679,108(1)	251.10(2)	2,592,171(3)
Equity compensation plans not approved by security holders: Series Z-1 incentive units(4)	39,010	N/A	81,559
Total	718,118	—	2,673,730
(1)	Number of securities to be issued includes 106,137 LTIP Units granted in 2013 and 2014 but excludes 114,877 shares of unvested restricted stock.
(2)	This weighted average price amount applies only to options granted under the Company’s 1994, 2004 and 2013 plans.
(3)
Includes 500,000 shares available for future issuance under our 2013 Employee Stock Purchase Plan (the “ESPP”) and 698,366 shares available for future issuance under our 2013 Stock Award and Incentive Compensation Plan. No options have been granted, and no shares of Common Stock have been purchased, under the ESPP. This plan has not been implemented by the Company.

(4)	Includes convertible Series Z-1 incentive units.
Essex Property Trust, Inc.	2020 Proxy Statement	52

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our median employee to the annual total compensation of Michael J. Schall, our Chief Executive Officer and President (our “CEO”). We consider the pay ratio specified below to be a reasonable estimate, calculated in a manner that is intended to be consistent with the requirements Item 402(u) of Regulation S-K.
For 2019, our last completed fiscal year:
•	the annual total compensation of the employee who represents our median compensated employee (other than our CEO) was $74,338; and
•	the annual total compensation of our CEO, as reported in the Summary Compensation Table above, was $6,419,864.
Based on this information, for 2019, the annual total compensation of our CEO was approximately 86 times the median of the annual total compensation of all of our employees (other than the CEO).
Determining the Median Employee
Employee Population
The Company used our employee population data as of November 15, 2019 as the reference date for identifying our median employee. As of such date, our employee population consisted of approximately 1,855 individuals, approximately 75% of which were hourly employees, and all of whom were located in the United States. For purposes of the pay ratio calculation our employee population consists of all full- and part-time employees at all locations (other than our CEO), including all temporary employees employed as of the measurement date.
Methodology for Determining Our Median Employee
To identify the median employee from our employee population, we used Box 1 Form W-2 earnings for 2019 as reflected in our U.S. and local payroll records plus the value of all benefits and employee discounts provided to all employees on a non-discriminatory basis. In identifying the median employee, we annualized the compensation of all full-time and part-time permanent employees who were new-hires in 2019 and we did not make any cost-of-living adjustments.
Compensation Measure and Annual Total Compensation of Median Employee
With respect to the annual total compensation of the median employee, we calculated such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, plus, pursuant to SEC rules and to maintain consistency with the calculation of compensation for our CEO, we have elected to voluntarily include the value of benefits provided to our median employee under non-discriminatory benefit plans available to all employees during 2019, which includes, for this purpose, medical benefit premiums paid by the Company, educational reimbursement benefits and the value of employee discounts provided to the median employee during 2019. The value of these non-discriminatory benefits provided to our CEO during 2019 are also included in the annual total compensation of our CEO, as applicable, reported in our 2019 Summary Compensation Table above.
Annual Total Compensation of CEO
With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2019 Summary Compensation Table included in this Proxy Statement, which includes the value of benefits provided to our CEO under non-discriminatory benefit plans available to all employees during 2019.
Essex Property Trust, Inc.	2020 Proxy Statement	53

REPORT OF THE AUDIT COMMITTEE
This report is not deemed to be soliciting material, filed with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that Essex specifically incorporates it by reference into a document filed with the SEC.
The Audit Committee consists of Ms. Johnson, Ms. Kasaris, Mr. Robinson and Ms. Sears. Ms. Sears serves as Chairman of the Audit Committee. The Board has determined that each of the members of the Audit Committee meets the independence and experience requirements of the rules and regulations of the NYSE and the SEC, as currently applicable to the Company.
The primary function of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by the Company to any governmental body or the public, the Company’s systems of internal control regarding finance, accounting, legal compliance and ethics that management and the Board have established, and the processes relating to the Company’s auditing, accounting and financial reporting as of December 31, 2019. The Audit Committee annually approves the appointment of an independent registered public accounting firm to audit the consolidated financial statements and internal control over financial reporting of the Company and meets with such personnel of the Company to review the scope and the results of the annual audits, the amount of audit fees, the Company’s internal control over financial reporting, the Company’s consolidated financial statements and schedule contained in the Company’s Annual Report included in the Form 10-K and other related matters.
The Audit Committee has reviewed and discussed with management the consolidated financial statements for fiscal year 2019 and effectiveness of internal control over financial reporting as of December 31, 2019 audited by KPMG LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with KPMG LLP various matters related to the financial statements, including those matters required to be discussed by rules adopted by the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the communications of KPMG LLP with the Audit Committee concerning independence, and has discussed with KPMG LLP its independence. Based upon such review and discussions, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.
Members of the Audit Committee
Amal M. Johnson
Mary Kasaris
Thomas E. Robinson
Janice L. Sears, Chairperson
Essex Property Trust, Inc.	2020 Proxy Statement	54

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Policies and Procedures with Respect to Related Person Transactions
The Company has adopted written related party transaction guidelines that are intended to cover transactions in which the Company (including entities it controls) is a party and in which any “related person” has a direct or indirect interest. A “related person” means any person who is or was (since the beginning of the last fiscal year) an Essex director, director nominee, or executive officer, any beneficial owner of more than 5% of the outstanding shares of Common Stock, and any immediate family member of any of the foregoing persons. A related person may be considered to have an indirect interest in a transaction if he or she (i) is an owner, director, officer or employee of or otherwise associated with another company that is engaging in a transaction with Essex, or (ii) otherwise, through one or more entities or arrangements, has an indirect financial interest in or personal benefit from the transaction.
The related person transaction review and approval process is intended to determine, among any other relevant issues, the dollar amount involved in the transaction; the nature and value of any related person’s direct or indirect interest (if any) in the transaction; and whether or not (i) a related person’s interest in the transaction is material, (ii) the transaction is fair, reasonable, and serves the best interest of Essex and its stockholders, and (iii) the transaction or relationship should be entered into, continued or ended.
Generally, prior to entering into a related party transaction, various information about the proposed transaction is to be submitted to the Audit Committee, or subcommittee thereof, which will then review the proposed transaction for compliance with the related party approval guidelines and make a determination as to whether or not to approve the transaction.
The guidelines also list types of related person transactions that are governed by specific approval procedures:
•
Routine Transactions up to $1,000,000 that might involve a related person: generally transactions with a related person for ordinary course goods or services with established pricing practices, such as broker commissions for listing or buying properties, do not require prior committee approval but are to be reported to the Audit Committee for ratification.

•
Property Transactions: as to the acquisition or disposition of properties that may involve a related person, the guidelines list specified information to be provided to the Audit Committee, including a description of the related person’s direct or indirect interest in the transaction, the underwriting process, risk and mitigation information, the property marketing process, and analysis of comparable transactions. For two years after an acquisition involving a related person, the Audit Committee will receive reports concerning actual versus underwritten performance.

•
Preferred Equity/Subordinate Debt Transactions: as to these transactions, the Audit Committee must be provided information concerning the proposed transaction that is comparable to that set forth above for property transactions, and reports must be made to the Audit Committee quarterly as to the status of the transaction and promptly as to any default or similar event. Unless otherwise approved by the Board, the amount outstanding under, or invested pursuant to, all preferred equity/subordinate debt transactions involving the same related person may not exceed $75 million with respect to any investments in properties under construction and $135 million in total investments.

The guidelines also require that the Board is to be annually provided a report of the related person transactions that have been entered into since the date of the last such report to the Board.
Agreements between Mr. Marcus and the Company
George Marcus, the Company’s Chairman and founder, is also involved in other real estate businesses. Mr. Marcus has entered into a written agreement with the Company pursuant to which Mr. Marcus has agreed (i) that he will not divert any multifamily property acquisition and/or development opportunities, which involve properties in the Company’s geographic areas and with more than one hundred rental units, that are presented to him in his capacity as Chairman of the Company to any of his affiliated companies, (ii) that he will not divulge any confidential or proprietary information regarding property acquisition and/or development
Essex Property Trust, Inc.	2020 Proxy Statement	55

opportunities that may be received by him in his capacity as Chairman of the Company to any of his affiliated companies and (iii) that he will recuse himself from any and all discussions by the Board regarding any proposed acquisition and/or development of a multifamily property where it appears that there may be an actual conflict of interest with any of his affiliated companies. This agreement was approved by the independent directors (other than Mr. Marcus) of the Company.
Other Transactions
Mr. Marcus is the Chairman of Marcus & Millichap Company (“MMC”), which is the parent company of a diversified group of real estate service, investment, and development firms. Mr. Marcus is also the Co-Chairman of Marcus & Millichap, Inc. (“MMI”), and Mr. Marcus owns a controlling interest in MMI. MMI is a national brokerage firm listed on the NYSE that completed its initial public offering in 2013.
As of December 31, 2019, the Company had investments with a total carrying value of $87.8 million with affiliates of MMC. Investments made in 2019 detailed below:
•
In February 2019, the Company funded a $24.5 million preferred equity investment in an entity whose sponsor is an affiliate of MMC, which owns a multifamily development community located in Mountain View, CA. The investment has an initial preferred return of 11.0% and is scheduled to mature in February 2024.

•
In June 2019, the Company acquired Brio, a 300 unit apartment home community located in Walnut Creek, CA. The Company issued DownREIT units to an affiliate of MMC, based on a contract price of $164.9 million. The property was encumbered by $98.7 million of mortgage debt which was assumed by the Company at the time of acquisition. As a result of this transaction, the Company consolidated the property, based on a variable interest entity (VIE) analysis performed by the Company.

In August 2019, the Company provided a $44.4 million related party bridge loan to BEX IV, LLC, in which the Company has a 50.1% interest, as part of the acquisition of 777 Hamilton, a 195 unit apartment home community located in Menlo Park, CA. The note receivable accrued interest at 3.25%. In November 2019, the term of the bridge loan was extended to February 2020, but was paid off in December 2019.
In August 2019, the Company provided an $89.0 million related party bridge loan to Wesco V, LLC (“Wesco V”), in which the Company has a 50% interest, as part of the acquisition of The Courtyards at 65th Street, a 331 unit apartment home community located in Emeryville, CA. The note receivable accrued interest at LIBOR plus 1.30% and was paid off in November 2019.
In November 2019, the Company provided an $85.5 million related party bridge loan to Wesco V as part of the acquisition of Velo and Ray, a 308 unit apartment home community located in Seattle, WA. The note receivable accrued interest at LIBOR plus 1.30% and was scheduled to mature in February 2020, but was paid off in January 2020.
The Company charges certain fees relating to its co-investments for asset management, property management, development and redevelopment services. These fees from affiliates total $13.8 million for the year ended December 31, 2019.
The Company has provided short-term bridge loans to affiliates. As of December 31, 2019, $4.4 million of short-term loans remained outstanding due from joint venture affiliates.
Essex Property Trust, Inc.	2020 Proxy Statement	56

PROPOSAL NO. 2:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
KPMG LLP served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2019, and has been appointed by the Audit Committee and the Board to continue as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020. A representative of KPMG LLP is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she so desires and will be able to respond to appropriate questions.
Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain KPMG LLP. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company.
Unless marked to the contrary, proxies received will be voted “FOR” ratification of KPMG LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2020.
Essex Property Trust, Inc.	2020 Proxy Statement	57

FEES PAID TO KPMG LLP
Audit and Non-Audit Fees
The following table presents fees billed for professional audit services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2019 and 2018 and fees billed for other services rendered by KPMG LLP during those periods:
	2019	2018
Audit Fees(1)	$1,760,000	$1,611,780
Audit-Related Fees(2)	—	580,000
Tax Fees(3)	—	9,000
All Other Fees	—	—
Total	$1,760,000	$2,200,780
(1)
Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, the audit of internal control over financial reporting as of the end of the year, reviews of the interim consolidated financial statements included in quarterly reports, comfort letters to underwriters, and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

(2)	Audit-Related Fees consist of audit fees paid by unconsolidated joint ventures of the Company.
(3)
Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning for both federal and state income taxes. In 2019 and 2018, these fees were related to tax consulting services.

The Audit Committee considers as necessary whether services other than audit and audit-related services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
The Audit Committee has adopted a policy for the pre-approval of all audit services and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.
Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent registered public accounting firm may be required to provide detailed back-up documentation at the time of approval. The status of any pre-approved service is reported at subsequent Audit Committee meetings. All permissible non-audit services provided by our independent registered public accounting firm have been pre-approved by the Audit Committee or a designated Audit Committee member, who is responsible for reporting to the Audit Committee any such pre-approvals at the next scheduled committee meeting.
The Board unanimously recommends that the stockholders vote
“FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2020.
Essex Property Trust, Inc.	2020 Proxy Statement	58

PROPOSAL NO. 3:
ADVISORY VOTE ON THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION
The Compensation Discussion and Analysis in this proxy statement describes the Company’s executive compensation program and the compensation decisions made by the Compensation Committee with respect to the Company’s named executive officers for the year ended December 31, 2019. The Board is asking our stockholders to cast a non-binding advisory vote on the following resolution:
“RESOLVED, that the stockholders of Essex Property Trust, Inc. approve the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement for the annual meeting of stockholders in 2020 pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the named executive officer compensation tables and the related footnotes and narrative accompanying the tables).”
The Board is asking our stockholders to vote “FOR” this proposal. Although your vote on this proposal is advisory and non-binding, the Compensation Committee values the views of our stockholders and will take into account the outcome of the vote when considering future compensation decisions for our named executive officers. The next such advisory vote will be held at the 2021 annual meeting of stockholders. Section 14A of the Exchange Act requires that we solicit your advisory vote on this proposal.
The Board unanimously recommends that the stockholders vote
“FOR” Proposal No. 3.
Essex Property Trust, Inc.	2020 Proxy Statement	59

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
Requirements for Stockholder Proposals to be Brought Before an Annual Meeting. For stockholder proposals to be considered properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to Ms. Anne Morrison, Secretary, Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403. To be timely for the Company’s 2021 annual meeting of stockholders, a stockholder’s notice must be received by the Secretary at the principal executive offices of the Company, no earlier than November 3, 2020 and no later than 5:00 p.m., Pacific Time, on December 3, 2020. A stockholder’s notice shall set forth:
•
as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act;

•
as to any other business that the stockholder proposes to bring before the meeting, a description of the business desired to be brought before the meeting, the reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any stockholder associated person (as defined below), including any anticipated benefit to the stockholder or stockholder associated person;

•	as to the stockholder giving the notice, any proposed nominee and any stockholder associated person:
•
the class, series and number of shares of stock of the Company that each of them or any of their affiliates own, the date the shares were acquired and the investment intent of such acquisition and any short interest in Company shares by any such person,

•	the nominee holder for, and number of, Company shares owned beneficially but not of record by such person,
•
whether such person has engaged in any hedging, derivative or other transaction with respect to Company shares or any shares of any entity listed in the peer group in the stock performance graph in the Company’s most recent annual report, and

•	any substantial interest of such person in the Company, other than an interest arising from the ownership of Company shares;
•	as to the stockholder giving the notice, any stockholder associated person and any proposed nominee,
•	the person’s name and address, and
•	the person’s investment strategy or objective and a copy of the prospectus, offering memorandum or similar document provided to investors in such person;
•	the name and address of any person who contacted or was contacted by the stockholder giving the notice or any stockholder associated person about the proposed nominee or other proposed business; and
•	the name and address of any stockholder supporting the proposed nominee or the proposed business.
Any director nominations received from stockholders will be evaluated in the same manner that nominees suggested by Board members, management or other parties are evaluated.
The foregoing is a summary of the applicable provisions of the Bylaws and is qualified by reference to the Bylaws, which were last filed as an exhibit to the Company’s Current Report on Form 8-K, filed February 27, 2017, and amended on February 20, 2018, which amendment was filed as an exhibit to the Company’s Current Report on Form 8-K, filed February 22, 2018.
Essex Property Trust, Inc.	2020 Proxy Statement	60

Requirements for Stockholder Proposals to be Considered for Inclusion in the Company’s Proxy Materials. Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at the Company’s 2020 annual meeting of stockholders must be received by the Company not later than December 3, 2020 in order to be considered for inclusion in the Company’s proxy materials for that meeting.
Proxy Access Nominations. Any stockholder (or group of up to 20 stockholders) meeting the Company’s continuous ownership requirements set forth in the Bylaws that wishes to nominate a candidate for election to the Board for inclusion in the Company’s proxy materials for its 2021 annual meeting of stockholders must provide written notice to our Secretary no earlier than November 3, 2020 and no later than 5:00 p.m., Pacific Time, on December 3, 2020. Other specifics regarding the foregoing proxy access right, including the required content of the notice and certain other eligibility, procedural and disclosure requirements, can be found in Section 2.13 of the Bylaws.
DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons who own more than 10% of the Common Stock (collectively, “Reporting Persons”) to file with the SEC initial reports of ownership and changes in ownership of the Common Stock. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company’s knowledge, based solely on its review of the copies of such reports received, the Company believes that for the fiscal year ended December 31, 2019, all Reporting Persons complied with all applicable Section 16(a) filing requirements, except that two Form 4s were filed late for Mr. Marcus with respect to two transactions.
OTHER MATTERS
The Board is not aware of any other matter to be presented to the Annual Meeting. If any other business is properly brought before the Annual Meeting, the persons named in the enclosed proxy will act thereon according to their best judgment.
It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope.
Essex Property Trust, Inc.	2020 Proxy Statement	61

FORM 10-K ANNUAL REPORT
UPON WRITTEN REQUEST TO THE INVESTOR RELATIONS DEPARTMENT, ESSEX PROPERTY TRUST, INC., 1100 PARK PLACE, SUITE 200, SAN MATEO, CALIFORNIA 94403, THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON SOLICITED A COPY OF THE ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FILED THEREWITH. A COPY OF THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE, FREE OF CHARGE, ON OUR WEBSITE AT HTTP://WWW.ESSEX.COM.
By Order of the Board of Directors,

Michael J. Schall
Chief Executive Officer and President
San Mateo, California
April 2, 2020
Essex Property Trust, Inc.	2020 Proxy Statement	62

ESSEX

PROPERTY TRUST, INC.

Computershare
PO BOX 505000
Louisville, KY 40233-5000

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 11, 2020. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 11, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Keith R. Guericke
02 Maria R. Hawthorne
03 Amal M. Johnson
04 Mary Kasaris
05 Irving F. Lyons, III
06 George M. Marcus
07 Thomas E. Robinson
08 Michael J. Schall
09 Byron A. Scordelis

The Board of Directors recommends you vote FOR proposals 2 and 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000452638_1 R1.0.1.18

ESSEX

PROPERTY TRUST, INC.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report/10K is/are available at www.proxyvote.com .

ESSEX PROPERTY TRUST, INC.
1100 PARK PLACE, SUITE 200, SAN MATEO, CA 94403
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING ON MAY 12, 2020

Keith R. Guericke and Michael J. Schall (the "Proxyholders"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Essex Property Trust, Inc. to be held on Tuesday, May 12, 2020 at 1:00 p.m., Pacific Time at the Garden Court Hotel, 520 Cowper Street, Palo Alto, California, 94301, or, if applicable, via remote communication if and to the extent described in a press release available at www.essex.com, and any adjournments or postponements thereof.

Shares represented by this proxy will be voted as directed by the stockholder. **If no such directions are indicated, the Proxyholders will have authority to vote FOR the election of all director nominees and FOR proposals 2 and 3. In their discretion, the Proxyholders are authorized to vote upon such other business as may properly come before the Annual Meeting.**

SEE REVERSE SIDE: If you wish to vote in accordance with the Board of Directors' recommendations, just sign and date the reverse side. You need not mark any boxes.

Continued and to be signed on reverse side

0000452638_2 R1.0.1.18